Exhibit 10.5

Execution Version

SECOND AMENDED AND RESTATED

aGREEMENT OF

LIMITED PARTNERSHIP

OF

Pattern Energy Group Holdings 2 LP

Dated effective as of

June 16, 2017

THE UNITS IN PATTERN ENERGY GROUP HOLDINGS 2 LP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO UNIT MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE UNIT IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE UNIT. A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

Table of Contents

Article I

DEFINITIONS

Article II

ORGANIZATIONAL AND OTHER MATTERS

Article III

partners; REPRESENTATIONS

Article IV

BOOKS AND RECORDS

Article V

CAPITAL CONTRIBUTIONS

i

Section 5.06	Capital Accounts	32

Article VI

ALLOCATIONS

Section 6.01	Allocations of Profits and Losses	33
Section 6.02	Regulatory Allocations	33
Section 6.03	Income Tax Allocations	35
Section 6.04	Other Allocation Rules	36

Article VII

DISTRIBUTIONS

Article VIII

MEETINGS OF partners

Article IX

MANAGEMENT OF THE PARTNERSHIP

Section 9.07	Actions Requiring Board Approval and Approval of the Class B Limited Partners	50
Section 9.08	Certain Expenses	50
Section 9.09	Grant of Authority	51

Article X

INDEMNIFICATION

Article XI

TRANSFER OF UNITS

Article XII

LIMITATIONS ON TRANSFERS

Section 12.01	Restrictions on Transfer	70
Section 12.02	Restrictive Legends	71

Section 12.03	Spouses	72
Section 12.04	Termination of Certain Restrictions	73

Article XIII

ISSUANCE OF ADDITIONAL UNITS

Section 13.01	Issuance of Additional Units	73
Section 13.02	Preemptive Rights	74

Article XIV

DISSOLUTION AND LIQUIDATION

Section 14.01	Dissolution	75
Section 14.02	Effect of Dissolution	75
Section 14.03	Liquidation Upon Dissolution	75
Section 14.04	Negative Capital Accounts	76
Section 14.05	Winding Up and Certificate of Cancellation	76

Article XV

MISCELLANEOUS PROVISIONS

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
PATTERN ENERGY GROUP HOLDINGS 2 LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Pattern Energy Group Holdings 2 LP, a Delaware limited partnership (the “Partnership”), dated as of June 16, 2017 (“Signing Date”), is made by and among Pattern Energy Group Holdings 2 GP LLC, a Delaware limited liability company (the “General Partner”), the Class A Limited Partners set forth on Exhibit B hereto and the Class B Limited Partners set forth on Exhibit D hereto.

W I T N E S S E T H:

WHEREAS, the Partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code §17-101 et seq., (as it may be amended from time to time, the “Act”) by filing a Certificate of Limited Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on November 10, 2016;

WHEREAS, on November 14, 2016, the General Partner and Pattern Energy Group Holdings LP, a Delaware limited partnership (the “Initial Limited Partner”), entered into a limited partnership agreement of the Partnership (the “Initial LPA”);

WHEREAS, on December 8, 2016 (the “Initial Closing Date”), the General Partner and the Class A Limited Partners and Class B Limited Partners of the Partnership as of the Initial Closing Date entered into the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended on March 1, 2017) (the “First A&R LPA”), amending and restating the Initial LPA in its entirety;

WHEREAS, on the Initial Closing Date, pursuant to the Contribution Agreement, the Initial Limited Partner (i) contributed certain assets to the Partnership in exchange for Class A Units, and (ii) distributed and transferred such Class A Units to the Class A limited partners of the Initial Limited Partner;

WHEREAS, the parties hereto desire to amend and restate the First A&R LPA to provide for their rights and obligations of the Partners with respect to the Partnership;

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Partners hereby amend and restate the First A&R LPA in its entirety and further agree as follows:

Article I

DEFINITIONS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” has the meaning set forth in the recitals of this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner.

“Adoption Agreement” means an agreement of a newly admitted Partner substantially in the form of Exhibit G.

“Affected Partner” has the meaning set forth in Section 11.13 of this Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Alternative Investment Vehicle” has the meaning set forth in Section 2.07.

“Amended Code” means the Code, as amended by the Bipartisan Budget Act.

“Annual Budget” means the first twelve months of each Budget.

“Approved Sale” has the meaning set forth in Section 11.01(a) of this Agreement.

“Assumed Non-Cash Transaction Tax Liability” means, with respect to any Partner and any Taxable Non-Cash Transaction, the amount of federal, state and local income taxes (including any applicable estimated taxes) that would be due from such Partner, assuming such Partner is subject to federal, state and local income tax at the highest marginal tax rate for an individual residing in the State of California (or, if higher in the case of Riverstone, a U.S. corporation doing business in the State of California) who earned solely the items of income or gain recognized by the Partner by reason of such Taxable Non-Cash Transaction.

“Assumed Tax Liability” of any Partner means an amount, determined in the sole discretion of the Board of Directors, equal to (1) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes) that would be due from such Partner as of such Tax Distribution Date, assuming such Partner were an individual residing in the State of California subject to federal, state and local income tax at the highest marginal tax rate (or, if higher in the case of Riverstone, a U.S. corporation doing business in the State of California) who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner pursuant to Section 6.03 and after taking proper account of loss carryforwards available to such Partner resulting from losses allocated to the Partners by the Partnership, to the extent not taken into account in prior periods, reduced by (2) all previous distributions made to such Partner pursuant to Section 7.03.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015 and any related provisions of law, court decisions, regulations, rules, and administrative guidance.

“Blocker Corporation” has the meaning set forth in Section 11.02(a)(i) of this Agreement.

“Board Approval” means the affirmative vote of a majority of the members of the Board of Directors of the Partnership.

“Board of Directors” means the board of directors of the Partnership, to whom the General Partner irrevocably delegates, and in which is vested with, pursuant to Section 9.01(a), the power to manage the business and affairs of the Partnership (other than the General Partner’s duties as “tax matters partner” under Section 4.03(a) hereof). The Board of Directors shall constitute a committee within the meaning of Section 17-303(b)(7) of the Act, and its members may include one or more individual Limited Partners. The members of the initial Board of Directors are listed on Exhibit E attached hereto.

“Book Value” means, with respect to any property of the Partnership, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Book Value of any property contributed by a Partner to the Partnership shall be the Fair Market Value of such property as of the date of such contribution.

(b)       The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an interest (or additional interest) in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership or in exchange for the performance of services to or for the benefit of the Partnership, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, (iii) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), or (iv) any other event to the extent determined by the Board of Directors to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(c)       The Book Value of property distributed to a Partner shall be the Fair Market Value of such property as of the date of such distribution.

(d)       The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses; provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that an adjustment pursuant to clause (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

(e)       If the Book Value of property has been determined or adjusted pursuant to clauses (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article VI.

“Budget” means each two-year budget approved by the Board of Directors prior to the first day of each Fiscal Year.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to be closed.

“Capital Account” has the meaning set forth in Section 5.06 of this Agreement.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Book Value of any property contributed or deemed contributed to the Partnership by such Partner, in accordance with Article V of this Agreement.

“Cause” means the definition of “Cause” used in the applicable Class B Limited Partner’s Employment Agreement, or, if such Class B Limited Partner who is an Employee does not have such an Employment Agreement that defines “Cause,” then Cause shall mean (A) any material breach of this Agreement (other than a failure by a Class A Limited Partner that is not a Class A Contingent Partner to fund such Limited Partner’s Class A Commitment Amount, if any) or the Employment Agreement by the Class B Limited Partner, including without limitation the material breach of any representation, warranty or covenant made under this Agreement or his Employment Agreement, by the Class B Limited Partner, which such material breach remains uncorrected for thirty (30) days after the applicable member of the PEG Group provides the Class B Limited Partner written notice of its belief that this clause (A) is being or has been violated by the Class B Limited Partner; provided that the applicable member of the PEG Group must exercise its right to terminate employment within ninety (90) days after it first becomes aware of such breach; (B) the Class B Limited Partner’s being the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including without limitation any order in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; provided that the applicable member of the PEG Group must exercise its right to terminate employment within ninety (90) days after it first becomes aware of such order; (C) conviction of the Class B Limited Partner, or plea of nolo contendere by the Class B Limited Partner, to any felony or crime involving moral turpitude; provided that the applicable member of the PEG Group must exercise its right to terminate employment within ninety (90) days after it first becomes aware of such conviction or plea; or (D) the Class B Limited Partner’s material mismanagement in providing material services to the Partnership or its Subsidiaries, which such mismanagement is not cured within thirty (30) days after the applicable member of the PEG Group provides the Class B Limited Partner written notice of its belief that this clause is being or has been violated; provided that such termination of employment must be effected within ninety (90) days of the date that the applicable member of the PEG Group first became aware of such mismanagement.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class A Commitment Amount” means, (i) with respect to each Class A Limited Partner, an amount equal to its Class A Fixed Commitment Amount as of the Signing Date as

described in Exhibit B, plus (ii) in the case of any Class A Contingent Partner, such Class A Contingent Partner’s Class A Contingent Commitment Amount.

“Class A Commitment Ratio” means, with respect to each Class A Limited Partner as of such date of determination, such Class A Limited Partner’s (a) Class A Commitment Amount divided by (b) the sum of all Class A Commitment Amounts.

“Class A Contingent Commitment Amount” means, with respect to each Class A Contingent Partner, an amount equal to the percentage opposite such Class A Contingent Partner’s name in Exhibit C (each, a “Class A Contingent Commitment Percentage”) of any PEG 1 Distributions received by such Class A Contingent Partner, in the aggregate as of such date, from the Initial Limited Partner, during the period beginning on the Effective Date and ending eighteen (18) months thereafter, to the extent such amount exceeds such Class A Contingent Partner’s Class A Fixed Commitment Amount.

“Class A Contingent Partner” means each of the Class A Limited Partners listed on Exhibit C.

“Class A Fixed Commitment Amount” means, with respect to each Class A Limited Partner, its Class A Fixed Commitment Amount set forth opposite such Class A Limited Partner’s name in Exhibit B.

“Class A Limited Partner” means any Limited Partner executing this Agreement as a Class A Limited Partner or hereafter admitted to the Partnership as a Class A Limited Partner as provided in this Agreement, including any member of the Riverstone Group who is a Transferee of Class A Units, but does not include any Person who has ceased to be a Limited Partner.

“Class A Majority” means the holders of a majority of the outstanding Class A Units.

“Class A Payout” means, with respect to each Class A Unit held by a Class A Limited Partner, that point in time when both of the Unreturned Capital Contributions and Unpaid Class A Preference Amount with respect to such Class A Unit of such Class A Limited Partner shall have been reduced to zero (0).

“Class A Preference Amount” means, with respect to each Class A Unit held by a Class A Limited Partner, an amount equal to an annual pre-tax return of 8%, compounded quarterly, on all Unreturned Capital Contributions made by such Class A Limited Partner with respect to such Class A Unit. For the sake of clarity, the Class A Preference Amount shall be calculated with respect to a given Capital Contribution starting on the later to occur of (i) the date of contribution and (ii) the Effective Date, and shall be applied (and compounded) to the sum of (a) the portion of such Capital Contribution not, as of the time of calculation, repaid to such Class A Limited Partner and (b) any Class A Preference Amount accrued and not, as of the time of calculation, distributed to such Class A Limited Partner until the amount of such Capital Contribution has been returned to such Class A Limited Partner in its entirety and all such accrued Class A Preference Amount has been distributed to such Class A Limited Partner in its entirety.

“Class A Unit” means a Unit representing a fractional part of the Partnership Interests and having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Class A Unit Sharing Percentage” means, as to any Class A Limited Partner, the percentage obtained by dividing the number of Class A Units owned by such Class A Limited Partner by the total number of Class A Units issued and outstanding at the time in question.

“Class B Limited Partner” means a holder of Class B Units, whether such Class B Units are vested or unvested, who is executing this Agreement as a Class B Limited Partner or is hereafter admitted to the Partnership as a Class B Limited Partner as provided in this Agreement, but does not include any Person who has ceased to be a Class B Limited Partner.

“Class B Majority” means the holders of a majority of the Class B Units (excluding Class B Units held by Management Holdco).

“Class B Payout” means that point in time when the sum of the aggregate amount of distributions, made by the Partnership to the Class B Limited Partners pursuant to Section 7.01(c) on account of their ownership of Class B Units, equals 15% of the sum of (i) the amounts distributed to the Class A Limited Partners pursuant to Section 7.01(b) (excluding any Class A Preference Amount paid with respect to Pre-Effective Date Class A Units, whether as a distribution or as part of a redemption or purchase price) and (ii) the amounts distributed to the Class A Limited Partners and Class B Limited Partners pursuant to Section 7.01(c).

“Class B Unit” means a Unit representing a fractional part of the Partnership Interests and having the rights and obligations specified with respect to the Class B Units in this Agreement.

“Class B Unit Sharing Percentage” means, as to any Class B Limited Partner, the percentage obtained by dividing the number of Class B Units owned by such Class B Limited Partner by the total number of Class B Units issued and outstanding at the time in question.

“Code” means the Internal Revenue Code of 1986, as amended (excluding any amendments made by the Bipartisan Budget Act).

“Competitor” means any Person (other than any investment fund managed by a member of the Riverstone Group) who is engaged in the active development or operation of renewable energy projects in any geographic region where Pattern Energy or any of its Subsidiaries is conducting business.

“Competitive Business” has the meaning set forth in Section 11.08(c)(iv) of this Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of December 8, 2016, by and between the Initial Limited Partner and the Partnership.

“Contribution Loan” means any loan made by the Partnership to Pattern Energy, to enable Pattern Energy to make an additional Capital Contribution to the Partnership pursuant to Section 5.02(a).

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Co-Seller” has the meaning set forth in Section 11.05(a) of this Agreement.

“Depreciation” means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Period, except that (A) with respect to any such property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such Fiscal Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (B) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Tax Matters Partner.

“Director” means a member of the Board of Directors.

“Disabled” or “Disability” means, as used to describe any Class B Limited Partner who is an Employee, the definition of “Disabled” or “Disability” used in such Class B Limited Partner’s Employment Agreement, or, if such Class B Limited Partner does not have such an Employment Agreement that defines “Disabled” or “Disability,” “Disabled” or “Disability” shall exist if the Class B Limited Partner is unable to perform the essential functions of his position, with reasonable accommodation, due to physical or mental illness or injury which continues for a period in excess of four (4) consecutive months. The determination of a Disability will be made by the Partnership or the applicable member of the PEG Group, as the case may be; provided that if the Class B Limited Partner disputes the determination, the matter shall be submitted to a qualified doctor mutually acceptable to the Partnership or such member of the PEG Group, as the case may be, and the Class B Limited Partner for final determination, and the Class B Limited Partner shall submit to such examinations as the doctor shall reasonably request in order to enable the doctor to make the determination. If requested by the Partnership or such member of the PEG Group, as the case may be, the Class B Limited Partner shall submit to a mental or physical examination to be performed by an independent physician selected by the Partnership or such member of the PEG Group, as the case may be, to assist the Partnership or such member of the PEG Group, as the case may be, in making such determination.

“Distributable Property” means the excess of cash and property on hand over the amount that the Board of Directors determines is required to be retained as a reasonable reserve to meet any liabilities or proposed expenditures of the Partnership which are accrued or reasonably foreseeable or that is otherwise reasonably necessary to be retained. In determining any reserves, the Board of Directors shall consider, in its reasonable discretion and in good faith, anticipated committed expenditures and prospective sources of cash.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” means the date on which the Partnership issues its first capital call after the Signing Date.

“Effective Date Contributing Partner” means any Class A Limited Partner making a Capital Contribution on or about the Effective Date in accordance with Section 5.01(b). The identity of each individual Effective Date Contributing Partner is listed on Exhibit A under the heading “Effective Date Contributing Partner.”

“Employee” means any Person who is employed by any member of the PEG Group.

“Employment Agreement” means the then effective employment agreement, if any, entered into between any member of the PEG Group and a Class B Limited Partner.

“Equity Securities” has the meaning set forth in Section 13.02(a) of this Agreement.

“Executive Management Team” means the Persons listed under the heading “Executive Management Team on Exhibit E hereto, as the same may be amended, modified or supplemented from time to time. The initial members of the Executive Management Team are Michael Garland, Hunter Armistead, Daniel Elkort, Mike Lyon, Chris Shugart, Esben Pedersen, and Kevin Devlin.

“Family Member” has the meaning set forth in Section 12.01(b) of this Agreement.

“Fair Market Value” has the meaning set forth in Section 11.09 of this Agreement.

“Fiscal Period” means (i) any period commencing on the date hereof or the day following the end of a prior Fiscal Period and (ii) ending on the last day of each Fiscal Year, the day preceding any day in which an adjustment to the Book Value of the Partnership’s properties pursuant to clause (b) of the definition of Book Value occurs, or any other date determined by the Board of Directors.

“Fiscal Year” means the fiscal year of the Partnership which shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Partnership shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“General Partner” means Pattern Energy Group Holdings 2 GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership.

“Good Reason” means the definition of “Good Reason” used in the applicable Class B Limited Partner’s Employment Agreement, or if the Class B Limited Partner does not have such an Employment Agreement that defines “Good Reason,” then Good Reason shall mean (A) a material diminution in the Class B Limited Partner’s authority, title or position, duties, or responsibilities; (B) a material breach by the Partnership of its obligations to the Class B Limited Partner pursuant to this Agreement or a material breach by the Partnership or the applicable member of the PEG Group of the Class B Limited Partner’s Employment Agreement; (C) the involuntary relocation of the geographic location of the Class B Limited Partner’s principal place of employment by more than 40 miles from the location of the Class B Limited Partner’s principal place of employment as of the effective date of employment; or (D) a diminution in the Class B Limited Partner’s base salary or a material diminution in the discretionary target bonus, if applicable (as such terms are defined in his Employment Agreement), for which the Class B Limited Partner is eligible in one year, as compared to the target bonus, if applicable, for which the Class B Limited Partner was eligible in the previous year. Notwithstanding the foregoing provisions of this definition or any other provision of this Agreement to the contrary, any assertion of a Class B Limited Partner of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the Class B Limited Partner must provide written notice to the applicable member of the PEG Group of the conditions described in (A), (B), (C) or (D) that give rise to the Class B Limited Partner’s belief that Good Reason for termination exists within sixty (60) days after the Class B Limited Partner first becomes aware of the initial existence of the condition; (ii) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by such member of the PEG Group; and (iii) the date of the Class B Limited Partner’s termination of employment must occur within ninety-one (91) days after the Class B Limited Partner first becomes aware of the initial existence of the condition specified in such notice.

“Grant Date” means, with respect to any Class B Unit, the date on which such Class B Unit is issued to an Employee or Management Holdco, as applicable, whether pursuant to this Agreement or otherwise.

“Holder” means (i) any Person that was a Limited Partner immediately prior to a Qualified Public Offering owning Registrable Securities that have not been sold to the public, and (ii) any Transferee of Registrable Securities in a private transaction after a Qualified Public Offering.

“Immediate Family” means the spouse of an individual and the grandparents, parents, siblings and children (and children and spouses of any of the foregoing) of the individual or his or her spouse. An adopted child will be treated as a child of his or her adoptive parent or parents if (but only if) he or she was adopted before he or she reached 21 years of age.

“Identified Development Properties” has the meaning set forth in Section 11.08(c)(iv).

“Independent Advisor” has the meaning set forth in Section 11.09(c) of this Agreement.

“Indemnitee” has the meaning set forth in Section 10.01 of this Agreement.

“Initial Closing Date” means December 8, 2016.

“Initial Contributing Partners” means any Class A Limited Partner deemed to have made a Capital Contribution on the Initial Closing Date in accordance with Section 5.01(a). The identity of each individual Initial Contributing Partner is listed on Exhibit A under the heading “Initial Contributing Partner.”

“Initial Limited Partner” has the meaning set forth in the recitals of this Agreement.

“Initial Limited Partner LPA” means the First Amended and Restated Agreement of Limited Partnership of the Initial Partner, dated effective as of July 15, 2010, as the same may be amended from time to time.

“Initial LPA” has the meaning set forth in the recitals of this Agreement.

“Initiating Holder” has the meaning set forth in Section 11.03(a) of this Agreement.

“Investment Criteria” means investments in projects that meet the following criteria:

i.	Expected net pre-tax proceeds to equity upon sale of no less than 1.40 times the total amount of equity invested prior to sale;

ii.	Wind, solar, transmission or storage in countries that are members of the Organization for Economic Co-operation and Development; and

iii.	Fixed-price power purchase arrangements with a term of no less than 10 years, covering no less than 60% of the project’s forecast output.

“Liquidation Event” means the occurrence of any of the following: (i) a merger, consolidation or sale of substantially all of the assets of the Partnership, (ii) the Transfer in a single transaction or a series of related transactions of 100% of the Units of the Partnership and (iii) the winding up, dissolution or liquidation of the Partnership.

“Limited Partner” means any Person (i) executing this Agreement or any other writing evidencing the interest of such Person to become a limited partner of the Partnership, (ii) complying with the conditions for becoming a limited partner of the Partnership as set forth in this Agreement or any other writing and requesting (orally, in writing or by other action such as payment for a Partnership Interest) that the records of the Partnership reflect such admission, and (iii) hereafter admitted to the Partnership as a limited partner as herein provided; but shall not include any Person who has ceased to be a limited partner of the Partnership. For the avoidance of doubt, the term “Limited Partner” includes each Class A Limited Partner and each Class B Limited Partner.

“Management Designee” has the meaning set forth in Section 9.02(a).

“Management Holdco” means Pattern Equity Holdings 2 LLC, a Delaware limited liability company formed and controlled by the Partnership for the purpose of owning Units.

“Management Holdco LLC Units” refers to the units representing membership interests in Management Holdco.

“Management Services Agreement” means the Amended and Restated Management Services Agreement, dated as of the Signing Date, by and between the Initial Limited Partner, Pattern Energy and the Partnership, as the same may be amended from time to time.

“Market Area” has the meaning set forth in Section 11.08(c)(iv) of this Agreement.

“Marketable Securities” means securities that are (i) traded on an established United States securities exchange or stock market, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), and (ii) either, (A) freely tradeable, or (B) transferable by Limited Partners that are not Affiliates of the issuer thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto without any volume limitations.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Non-Competition Agreement” means the Second Amended and Restated Non-Competition Agreement, dated as of the Signing Date, by and between the Initial Limited Partner, Pattern Energy and the Partnership, as the same may be amended from time to time.

“Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

“Officers” has the meaning set forth in Section 9.03 of this Agreement.

“Other Investments” has the meaning set forth in Section 3.04(a)(i)(A) of this Agreement.

“Participation Offer” has the meaning set forth in Section 11.05 of this Agreement.

“Partner” means any General Partner or Limited Partner.

“Partner Nonrecourse Debt” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deduction” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(1).

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Group Member” means the Partnership and any Person in which the Partnership owns a capital or profits interest.

“Partnership Interests” means, collectively, the interests of the Partners in the Partnership, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and, if applicable, to consent or approve, as represented by Units.

“Partnership Representative” has the meaning assigned to that term in Section 6223 of the Amended Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Pattern Energy” means Pattern Energy Group Inc., a Delaware corporation.

“PEG 1 Distributions” means, with respect to a Class A Limited Partner, any amounts distributed to such Class A Limited Partner directly by the Initial Limited Partner pursuant to the Initial Limited Partner LPA on or after the Effective Date, in connection with such Class A Limited Partner’s Class B Units (as such term is defined in the Initial Limited Partner LPA) in the Initial Limited Partner, or indirectly through Pattern Equity Holdings LLC pursuant to the Limited Liability Company Agreement of Pattern Equity Holdings LLC, dated effective as of August 31, 2010, in connection with such Class A Limited Partner’s Class B Units in Pattern Equity Holdings LLC, in each case, net of federal, state, and local taxes paid or payable on such distributions, determined at the highest marginal rate applicable to individuals resident in the State of California for the taxable year during which any such distribution is made.

“PEG 1 Services Failure” has the meaning given to such term in the Management Services Agreement.

“PEG Indemnitors” has the meaning set forth in Section 10.11 of this Agreement.

“PEG Group” means, collectively, the Partnership, the Initial Limited Partner, Pattern Energy and their respective Subsidiaries.

“PEG 1 Limited Partner” means any Person who has received a distribution of Class A Units from the Initial Limited Partner pursuant to the Initial Limited Partner LPA.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Pre-Effective Date Class A Units” means the Class A Units outstanding immediately prior to the Effective Date.

“Profits” or “Losses” means, for each Fiscal Period, an amount equal to the Partnership’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)       Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)       Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c)       In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to the Regulatory Allocations, be taken into account for purposes of computing Profits or Losses;

(d)       Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)       In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)       To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)       Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses.

“Public Entity” has the meaning set forth in Section 11.03(a) of this Agreement.

“Purchase Rights Agreement” means the Amended and Restated Purchase Rights Agreement, dated as of the Signing Date, by and between Pattern Energy and the Partnership, as the same may be amended from time to time.

“Qualified Public Offering” means the sale in an underwritten public offering registered under the Securities Act of the equity securities of the Partnership (or any successor thereto) approved by the Board of Directors and with anticipated net proceeds to the Partnership (or successor entity) of $100 million or more.

“Recapitalization” has the meaning set forth in Section 11.02(f)(i) of this Agreement.

“Registrable Securities” means securities of the Public Entity owned by a Holder which are the same class as the equity securities sold in the Qualified Public Offering.

“Regulatory Allocations” means the allocations pursuant to Section 6.02 of this Agreement.

“Remaining Class A Commitment Amount” means, with respect to each Class A Limited Partner, such Class A Limited Partner’s Class A Commitment Amount as described on Exhibit B, as amended from time to time pursuant to this Agreement, less all amounts funded by such Class A Limited Partner as of the date of determination.

“Renounced Business Opportunity” has the meaning set forth in Section 3.04(c) of this Agreement.

“Reorganization” has the meaning set forth in Section 11.02(a) of this Agreement.

“Restricted Securities” means securities that are subject to restrictions or limitations on resale in order to comply with Rules 144 or 145 (and any successor rules) as promulgated under the Securities Act or sales or dispositions of securities that are otherwise restricted under the terms of any agreement pursuant to which such securities were acquired or issued.

“Retained Distributions” has the meaning set forth in Section 7.01(f) of this Agreement.

“Riverstone” means Riverstone Pattern Energy II Holdings, L.P.

“Riverstone Designee” has the meaning set forth in Section 9.02(a) of this Agreement.

“Riverstone Group” means Riverstone or any analogous entities that are used to form, organize or establish such funds, and their respective Affiliates and partners, officers, directors and employees (and members of their respective Immediate Families and trusts for the primary benefit of such family members).

“Riverstone Indemnitors” has the meaning set forth in Section 10.11 of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Selling Partner” has the meaning set forth in Section 11.05(a) of this Agreement.

“Signing Date” has the meaning set forth in the preamble of this Agreement.

“Sponsor Indemnitees” has the meaning set forth in Section 10.11 of this Agreement

“Sponsor Indemnitors” has the meaning set forth in Section 10.11 of this Agreement.

“SteelRiver Entities” means SteelRiver Infrastructure Partners LP, SteelRiver Infrastructure Fund North America LP, SteelRiver Management Holdings LLC, SteelRiver

Infrastructure Associates LLC, SteelRiver Offshore Infrastructure Associates Ltd., SteelRiver Services LLC, SteelRiver AIV Management LLC, ICS AIV LP, NGPL AIV LP, TransBay AIV LP and their respective investment vehicles and Affiliates.

“Subsidiary” means any Person of which 50% or more of the securities or other equity interests having ordinary voting power for the election of managers, directors or similar Persons is now, or shall hereafter be, owned or controlled, directly or indirectly, by another Person. For the sake of clarity, a limited partnership of which at least 50% of the general partner interests and 50% of the limited partner interests are owned or controlled, directly or indirectly, by any other person, is a Subsidiary of such Person.

“Substitute Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.10(b) in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Tag Sale” has the meaning set forth in Section 11.05(a) of this Agreement.

“Tag Sale Value” means, as of the date of a Tag Sale, the aggregate amount that would be received by holders of Units in a sale of all of the Units, based on a valuation of all Units of the Partnership determined by reference to the aggregate consideration to be paid by the acquiring party for the Units to be sold in the Tag Sale, as determined by the Board of Directors in good faith.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated U.S. federal income tax payments are required to be made by calendar year individual taxpayers or, if earlier, a calendar year corporate taxpayer and each due date for the U.S. federal income tax return of an individual calendar year taxpayer or, if earlier, a calendar year corporate taxpayer (without regard to extensions).

“Tax Matters Partner” has the meaning set forth in Section 4.03(a) of this Agreement.

“Taxable Non-Cash Transaction” has the meaning set forth in Section 11.13 of this Agreement.

“Termination Event” has the meaning set forth in Section 2.06 of this Agreement.

“Threshold Amount” has the meaning set forth in Section 3.02(c) of this Agreement.

“Transfer” means the sale, assignment, pledge, hypothecation, transfer or other voluntary disposition (by gift or otherwise, and whether as security or otherwise) by a Partner of all or a portion of his, her or its Units. For purposes of this definition, “Transfer” of a Unit includes (a) the sale, assignment, pledge, hypothecation, transfer or other voluntary disposition (by gift or otherwise, and whether as security or otherwise) of an equity interest in any Person substantially all of the assets of which consist, directly or indirectly, of Units, or (b) the merger or consolidation of a Partner, or of any Person referred to in clause (a), with another Person. “Transferor,” “Transferee,” “Transferred” and “Transferring” have meanings corresponding to the forgoing.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as they may be amended from time to time.

“Units” means a Partnership Interest of a Partner representing a fractional part of the Partnership Interests of all the Partners and shall include Class A Units and Class B Units; provided that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the Partnership Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties set forth in this Agreement.

“Unpaid Class A Preference Amount” means, with respect to each Class A Unit held by a Class A Limited Partner, at any time, the excess, if any, of (i) the Class A Preference Amount of such Class A Limited Partner with respect to such Class A Unit at such time over (ii) the cumulative amount of distributions to such Class A Limited Partner with respect to such Class A Unit in payment thereof pursuant to Section 7.01(b).

“Unreturned Capital Contributions” means, with respect to each Class A Unit held by a Class A Limited Partner, the aggregate amount of Capital Contributions made by such Class A Limited Partner with respect to such Class A Unit less the cumulative amount of distributions to such Class A Limited Partner with respect to such Class A Unit in return thereof pursuant to Section 7.01(a).

“Withheld Items” has the meaning set forth in Section 11.08(b)(i).

Article II

ORGANIZATIONAL AND OTHER MATTERS

Section 2.01        Organization; Ratification

(a)                The Partnership was formed as a Delaware limited partnership by the filing of the Certificate in the office of the Secretary of State on November 14, 2016.

(b)               The Board of Directors hereby ratify any and all acts taken or caused to be taken by any “authorized person” (within the meaning of the Act) in the name of or on behalf of the Partnership prior to the date hereof, including entry by the Partnership (or, as applicable, one of its Subsidiaries) into (and performance by such Person of its obligations under) the Contribution Agreement, the Purchase Rights Agreement, the Management Services Agreement, and the Non-Competition Agreement.

Section 2.02        Name

The name of the Partnership is “Pattern Energy Group Holdings 2 LP,” and all Partnership business must be conducted in such name or such other names that comply with applicable law as the Board of Directors may select from time to time.

Section 2.03        Registered Office; Registered Agent; Principal Office in the United States; Other Offices

The registered office of the Partnership in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Partnership) as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Board of Directors may designate from time to time in the manner provided by law. The registered office of the Partnership in the United States shall be at the place specified in the Certificate, or such other place(s) as the Board of Directors may designate from time to time. The Partnership may have such other offices as the Board of Directors may determine appropriate.

Section 2.04        Purpose

The Partnership may carry on, directly or through one or more Subsidiaries, any lawful business, purpose or activity permitted by the Act.

Section 2.05        Foreign Qualification

Prior to conducting business in any jurisdiction other than the State of Delaware, the Board of Directors shall cause the Partnership to comply, to the extent procedures are available, with all requirements necessary to qualify the Partnership as a foreign limited partnership in such jurisdiction. Each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

Section 2.06        Term

The Partnership commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and its term shall continue until the earliest to occur of (a) ten (10) years after the Effective Date, (b) such date falling at least five (5) years after the Effective Date on which either Pattern Energy or Riverstone, in either of their sole discretion, decide to terminate the Partnership, (c) in Pattern Energy’s sole discretion, at any time following the Board of Directors’ rejection of three (3) or more First Rights Project Offers or First Rights PEG 2 LP Offers (each as defined in the Purchase Rights Agreement), in the aggregate, in accordance with the terms of the Purchase Rights Agreement, representing a cumulative net capacity of at least 600 MW, (d) in the event that the condition described in clause (c) applies, in either Pattern Energy’s or Riverstone’s sole discretion at any time following the termination of the exclusivity provisions in the Non-Competition Agreement in accordance with the terms therein and in accordance with this Agreement and the Purchase Rights Agreement, or (e) in the Board of Directors sole discretion, at any time following a PEG 1 Services Failure (any such date specified in clauses (a)-(e), a “Termination Event”). Upon a Termination Event, the Partnership shall (i) cease to undertake any new project development activities and (ii) be wound up, liquidated and dissolved in accordance with this Agreement and applicable law.

Section 2.07        Alternative Investment Vehicles

If in the determination of Riverstone or the Board of Directors, it is in the best interest of the Partnership or any of its Limited Partners that certain or all of the Partners participate in an investment or a potential investment in foreign assets, Riverstone or the Board of Directors may direct that Capital Contributions of certain or all Limited Partners with respect to such investment or potential investment in foreign assets be effected through one or more alternative investment vehicles (each, an “Alternative Investment Vehicle”), provided that Pattern Energy will not, without its prior written consent, be required to participate in an Alternative Investment Vehicle that, at the time of admission of Pattern Energy, would have a material adverse impact on Pattern Energy. In determining whether it is in the best interest of the Partnership or any of its Limited Partners for certain or all of the Partners to participate in an Alternative Investment Vehicle, Riverstone and the Board of Directors will take into account the costs of forming and operating any such Alternative Investment Vehicle and the impact such costs will have on all the Partners. Each Alternative Investment Vehicle shall be governed by documents containing economic and governance terms substantially comparable to this Agreement or expressly subjecting itself to the terms of this Agreement, and the investment results of any Alternative Investment Vehicle will be aggregated with the investment results of this Partnership for purposes of determining the amounts to be distributed to each Limited Partner pursuant to Article VII of this Agreement and the corresponding provisions of any Alternative Investment Vehicle. In furtherance of the foregoing, for purposes of calculating the amounts to be contributed to and distributed from this Partnership, all amounts contributed to an Alternative Investment Vehicle shall be treated as contributed by the Limited Partners participating in such investment through such Alternative Investment Vehicle to this Partnership and all amounts distributed by such Alternative Investment Vehicle shall be treated as distributed from this Partnership to such Limited Partners pursuant to the applicable provisions set forth in Article VII of this Agreement. Each of the Partners will cooperate and take such further actions as Riverstone or the Board of Directors may deem necessary or appropriate to give effect to the purposes of this Section 2.07, including without limitation executing and delivering counterparts to the organizational documents of any Alternative Investment Vehicle

Article III

partners; REPRESENTATIONS

Section 3.01        Class A Limited Partners

The identity of all of the Class A Limited Partners and the number of Units held by each Class A Limited Partner are reflected on Exhibit B attached hereto, which shall be amended as necessary by the Board of Directors to reflect any changes in such information. The Partnership is authorized to issue additional Class A Units at a price of $1.00 per Unit (unless otherwise provided herein or as otherwise determined by the Board of Directors) and admit additional Class A Limited Partners only after (a) the Board of Directors consents thereto, (b) so long as the Riverstone Group holds the Class A Majority, Riverstone consents thereto, (c) each such additional Class A Limited Partner pays any Capital Contribution required by the Board of Directors and (d) each such additional Class A Limited Partner executes an Adoption Agreement and any other documents in form and substance as the Board of Directors may deem necessary or desirable to effect such admission. The issuance of additional Class A Units shall dilute the Class A Limited Partners pro rata.

Section 3.02        Class B Limited Partners

(a)                The Partnership shall have the authority to issue not more than 1,000,000 Class B Units of which 752,500 Class B Units are outstanding on the Signing Date. Class B Units shall be issuable only to Employees or to Management Holdco. The identity of all of the Class B Limited Partners and the number of Units held by each Class B Limited Partner as of the Signing Date are reflected on Exhibit D attached hereto, which shall be amended as necessary by the Board of Directors to reflect any changes in such information. The remaining 247,500 authorized but unissued Class B Units may be issued, and the Persons to whom they are issued may be admitted as additional Class B Limited Partners, only by the Board of Directors, with the consent of the Class B Majority. As a condition to the issuance of the Class B Units, each such additional Class B Limited Partner shall execute an Adoption Agreement and any other instruments in form and substance as the Board of Directors may deem necessary or desirable to effect such admission if such Person is not already a Class B Limited Partner. The issuance of such remaining 247,500 authorized but unissued Class B Units shall dilute the Class B Limited Partners pro rata subject to the Threshold Amount provisions of Section 3.02(c). No Class B Units shall be issued following the first to occur of (i) a Qualified Public Offering, (ii) a Liquidation Event, (iii) a Transfer after the Effective Date in a single transaction or a series of related transactions of 50% or more of the Class A Units, and (iv) a Reorganization. For the purposes of Section 3.02(a) and Section 9.06(c), the Class B Majority shall be determined by including only those holders of a majority of the Class B Units who are Employees at the time of the issuance of such additional Class B Units pursuant to this Section 3.02(a).

(b)               The Class B Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable law). Accordingly, the Capital Account associated with each Class B Unit at the time of its issuance shall be equal to zero dollars ($0.00). The Partnership and the holders of Class B Units shall file all federal income tax returns consistent with such characterization.

(c)                The Partnership may from time to time effect one or more additional issuances of series of Class B Units, in accordance with the provisions of Section 3.02(a), the first of which to be issued after the Effective Date shall be designated as Class B-2 Units and each subsequent issuance shall be designated by a sequential number (Class B-3, Class B-4, etc.). Each series of Class B Units shall have a “Threshold Amount” to the extent necessary to cause such Class B Units to constitute “profits interests” as provided in Section 3.02(b) of this Agreement, but not less than zero (taking into account the adjustments to Book Value contemplated in clause (ii) of subparagraph (b) of the definition thereof). The Threshold Amount of each Class B Unit issued on the Initial Closing Date (designated herein as a “Class B-1 Unit”) shall be zero (0). The Threshold Amount for each other series of Class B Units shall equal the amount that would, in the reasonable determination of the Board of Directors, be distributable with respect to each then outstanding Class B Unit of any then outstanding series if, immediately prior to the issuance of such new series of Class B Units, the assets of the Partnership were sold for their fair market value and the proceeds (net of any liabilities of the Partnership) were distributed pursuant to Section 7.01 of this Agreement.

Section 3.03        Units; Certificates

Units may be (but need not be) represented by certificates in such form as the Board of Directors shall from time to time approve, but shall be recorded in a register thereof maintained by the Partnership, and shall be subject to such rules for the issuance thereof as the Board of Directors may from time to time determine. If the Board of Directors elects to certificate the Units and a mutilated Unit is surrendered to the Partnership or if the Partner claims and submits an affidavit or other evidence, satisfactory to the Partnership, to the effect that the Unit has been lost, destroyed or wrongfully taken, the Partnership shall issue a replacement Unit if the Partnership’s requirements are met. If required by the Partnership, such Partner must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Partnership to protect the Partnership against any loss which may be suffered. The Partnership may charge such Partner for its reasonable out-of-pocket expenses in replacing a Unit which has been mutilated, lost, destroyed or wrongfully taken. For the avoidance of doubt, the Partnership may issue fractional Units.

Section 3.04        Conflicts of Interest

(a)                Generally. Each Partner acknowledges and affirms that the Riverstone Group and its Affiliates:

(i)                 (A) have participated (directly or indirectly) and/or will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies, limited partnerships and other entities, including those engaged in various aspects of businesses that may, are or will be competitive with the Partnership’s business or that could be suitable for the Partnership (“Other Investments”), (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and

(ii)               may or will, as a result of or arising from the matters referenced in clause (i) above, the nature of the Riverstone Group and its Affiliates business and other factors, have conflicts of interest or potential conflicts of interest.

(b)               Waiver of Conflicts. Each of the Partners (in their own names and in the name and on behalf of the Partnership) expressly, except as set forth in Section 3.04(c) of this Agreement, waive any such conflicts of interest and agree that neither the Riverstone Group nor its Affiliates shall have any liability to any Partner, any Affiliate thereof, or the Partnership with respect to such conflicts of interest or potential conflicts of interest and (y) except as set forth in Section 3.04(c) of this Agreement, acknowledge and agree that neither the Riverstone Group nor its Affiliates and their respective representatives (excluding the Class B Limited Partners) will have any duty to disclose to the Partnership, any other Partner or the Board of Directors any such business opportunities, whether or not competitive with the Partnership’s business and whether or not the Partnership might be interested in such business opportunity for itself. The Partners (and the Partners on behalf of the Partnership) also acknowledge that the Riverstone Group, its Affiliates and their representatives have duties not to disclose confidential information of or related to the Other Investments. Each of the Partners (in their own names and in the name and on behalf of the Partnership) hereby:

(i)                 agree that (A) the terms of this Section 3.04 to the extent that they modify or limit a duty or other obligation, if any, that the Riverstone Group or its Affiliates may have to the Partnership or another Partner under the Act or other applicable law, rule or regulation, are reasonable in form, scope and content; and (B) the terms of this Section 3.04 shall control to the fullest extent possible if such terms conflict with a duty, if any, that the Riverstone Group and its Affiliates may have to the Partnership or another Partner, under the Act or any other applicable law, rule or regulation;

(ii)               waive any duty or other obligation, if any, that the Riverstone Group and its Affiliates may have to the Partnership or another Partner, pursuant to the Act or any other applicable law, rule or regulation, to the extent necessary to give effect to the terms of this Section 3.04; and

(iii)             agree that nothing in this Section 3.04 shall negate, contravene, or modify any existing duty, obligation or restriction owed by any Partner, any member of the Riverstone Group, or any of their Affiliates to any other Partner or any member of the PEG Group pursuant to any agreement in effect as of the Signing Date.

(c)                Business Opportunities. A Person who is not a Director or Officer, or a director or officer of a Subsidiary of the Partnership shall not be obligated to communicate or offer to the Partnership, and the Partnership shall not have any interest or expectancy in, any business opportunities, transactions or other matter, regardless of whether such opportunities, transactions or matters are within the Partnership’s business. Without limiting the foregoing, each of the Partners acknowledge and agree that the Partnership hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which the Riverstone Group or its Affiliates participates in or desires to participate in and that involves any aspect related to the business or affairs of the Partnership other than a business opportunity that is presented to an individual that is a member of Riverstone Group in such individual’s capacity as a Director or Officer (each such business opportunity, other than the exception referred to immediately preceding, is referred to as a “Renounced Business Opportunity”). Neither the Riverstone Group nor its Affiliates shall have any obligation to communicate or offer any Renounced Business Opportunity to the Partnership or any Partner thereof and may pursue any Renounced Business Opportunity solely for its own account.

(d)               Acknowledgement. Each of the Partners (in their own names and in the name and on behalf of the Partnership) acknowledge, affirm and agree that (i) the execution and delivery of this Agreement by the members of the Riverstone Group and/or its Affiliates is of material benefit to the Partnership and the Partners, and that the Partners would not be willing to (x) execute and deliver this Agreement, and (y) make their agreed Capital Contributions to the Partnership, without the benefit of this Section 3.04 and the agreement of the parties thereto; and (ii) they have reviewed and understand the provisions of §§ 17-1101 of the Act.

(e)                Resolution of Conflicts of Interest. Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any Officer or member of the Board of Directors, on the one hand, and the Partnership, any Partner or any Transferee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any agreement contemplated herein, or of any standard of care or duty stated or implied by law or equity, if the resolution or course of action is or, by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (ii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Board of Directors shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iii) any applicable generally accepted accounting or engineering practices or principles; and (iv) such additional factors as the Board of Directors determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. For the avoidance of doubt, (A) with respect to the parties to the Non-Competition Agreement, any activity, action or transaction allowed under the Non-Competition Agreement or the Initial Limited Partner LPA, (B) to the extent a Limited Partner is an Employee, any employment relationship between such Limited Partner and an entity that is a member of the PEG Group, or (C) ownership of equity in, and service as an officer, director, authorized signatory, manager, or other governance position for, an entity that is a member of the PEG Group, shall not be treated as a conflict of interest for purposes of this Agreement. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Board of Directors to consider the interest of any Person other than the Partnership. So long as the Board of Directors acts in good faith, the resolution, action or terms so made, taken or provided by the Board of Directors with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty stated or implied by law or equity.

(f)                No Duty to Consider Other Interests. Whenever this Agreement or any other agreement contemplated hereby provides that the Board of Directors is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or under a grant of similar authority or latitude, the Board of Directors shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, any Partner or any Transferee, (ii) it will make such decision in good faith unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the Board of Directors shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Act or any other law, rule or regulation.

(g)               Requirement of Fair and Reasonable. Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(h)               Garland Conflict of Interest. Notwithstanding anything else in this Partnership Agreement or Michael Garland’s Employment Agreement to the contrary, each of the Partners (in their own names and on behalf of the Partnership) hereby acknowledge, agree and affirm that:

(i)                 Mr. Garland holds a position on the board of directors and the investment committee of the SteelRiver Entities and may continue to hold such positions and devote such time as is reasonably required to perform such duties;

(ii)               Mr. Garland owns an economic interest in the SteelRiver Entities and any conflict of interest resulting from such economic interest is hereby waived; provided, however, that Mr. Garland agrees to notify the Partnership of any substantial increases in his economic interest in the SteelRiver Entities by virtue of amendments to the constitutive documents of the SteelRiver Entities or additional investments;

(iii)             Mr. Garland shall be under no obligation to disclose confidential information (whether confidentiality arises by operation of law or contract and whether or not such information represents a business opportunity) of, or related to, the SteelRiver Entities, including, without limitation confidential information relating to business opportunities (or to the SteelRiver Entities’ pursuit, acquisition and consummation of such opportunities);

(iv)             Mr. Garland is hereby authorized to disclose the provisions of this Section 3.04(h) to the board of directors of the SteelRiver Entities; and

(v)               Any duty or other obligation, if any, that Mr. Garland may have to the Partnership or another Partner, pursuant to the Act or any other applicable law, rule or regulation, is waived to the extent necessary to give effect to the terms of this Section 3.04(h).

Section 3.05        Representations, Warranties and Covenants

Each Partner hereby represents, warrants and covenants to the Partnership and each other Partner that the following statements are true and correct as of the date hereof and shall be true and correct at all times that such Partner is a Partner:

(a)                if the Partner is a corporation, limited liability company, partnership or other entity, such Partner is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its incorporation, organization or formation; and such Partner has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Partner have been duly taken;

(b)               such Partner has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of such Partner enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c)                such Partner’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Partner, (B) any contract or agreement to which such Partner is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Partner is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

(d)               the Units to be acquired by such Partner pursuant to this Agreement will be acquired for investment for such Partner’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws;

(e)                such Partner is an experienced investor in securities and acknowledges that he, she or it can bear the economic risk of its investment in the Units acquired pursuant to this Agreement and has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Units;

(f)                in the case of each Class A Limited Partner, such Partner is an Accredited Investor;

(g)               such Partner has had an opportunity to discuss the Partnership’s and its Subsidiaries’ businesses, management, financial affairs and the terms and conditions of the offering of Units with the Partnership’s management;

(h)               such Partner understands that the Units issued hereunder have not been, and will not be, registered under the Securities Act, but have been issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Partner’s representations as expressed herein; such Partner further understands that the Units acquired by it hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Partner must hold the Units acquired by it hereunder indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available; and

(i)                 such Partner understands that no public market now exists for the Units or any other securities issued by the Partnership, and that the Partnership has made no assurances that a public market will ever exist for the Units or any other securities issued by the Partnership.

Article IV

BOOKS AND RECORDS

Section 4.01        Books, Records, Access and Tax Information

(a)                The Partnership shall keep and maintain proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Partnership. The Partnership and the Tax Matters Partner shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Partnership, including making the elections described herein and shall cause an Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to the Partners within one hundred twenty (120) days after the end of each Fiscal Year. Each Partner shall furnish to the Tax Matters Partner all pertinent information in its possession relating to Operations that is necessary to enable the Partnership’s tax returns to be prepared and filed. It is acknowledged, understood and agreed that none of the information contained in Exhibit B and Exhibit D, each as amended from time to time, other than the names of the Partners has been nor will it be furnished to the Class B Limited Partners other than the Chief Executive Officer of the Partnership for the purpose of preserving privacy with respect to the Unit ownership of the Partners, unless the Board of Directors agrees otherwise. The Partners agree that the preceding sentence is reasonable and appropriate. The Class A Limited Partners shall have the reasonable right (i) to consult from time to time with the Officers and the supervisors or independent accountants of the Partnership (and its direct or indirect subsidiaries) at their respective place of business regarding operating and financial matters, and (ii) to visit and inspect any of the properties of the Partnership (and any of its direct or indirect subsidiaries), so long as the exercise of such rights does not interfere with the operations or business of the Partnership.

(b)               The Partnership shall (i) provide each Partner with an estimate of its share of the Partnership’s taxable income for each Fiscal Year by December 15 of each such Fiscal Year, including an estimate of state and local apportionment information, (ii) cause an estimated Internal Revenue Service Schedule K-1 or any successor form to be prepared and delivered to each Partner within sixty (60) days after the end of each Fiscal Year, including any appropriate state and local apportionment information, and (iii) provide to each Partner any other information such Partner reasonably requests for purposes of complying with applicable tax reporting requirements that arise as a result of it being a Partner in the Partnership.

(c)                Unless determined otherwise by the Board of Directors, the Partnership shall provide to each of the Partners the following reports:

(i)                 within one hundred twenty (120) days of the Partnership’s year-end, audited consolidated financial statements of the Partnership and a schedule showing any variance between actual and budgeted figures;

(ii)               within forty-five (45) days of the end of any fiscal quarter, unaudited quarterly consolidated financial statements of the Partnership for the previous quarter and a schedule showing any variance between actual and budgeted figures;

(iii)             promptly upon request, copies of any budget;

(iv)             prompt notice of any event that would reasonably be expected to have a material effect on the Partnership’s financial condition, business or operations; and

(v)               such other reports and information (in any form, electronic or otherwise) as a Partner may reasonably request or as the Board of Directors may determine.

Section 4.02        Tax Elections

. The Partnership shall make the following elections on the appropriate tax returns:

(a)                to adopt the calendar year as the Partnership’s Fiscal Year;

(b)               to adopt an appropriate federal income tax method of accounting and to keep the Partnership’s books and records on such income tax method;

(c)                to elect pursuant to Code Section 6231(a)(1)(B)(ii) or take any other action necessary to cause the provisions of Code Sections 6221 through 6231 to apply to the Partnership; and

(d)               any other election the Board of Directors may deem appropriate and in the best interests of the Partnership.

Section 4.03        Tax Matters Partner

(a)                The “tax matters partner” of the Partnership pursuant to Code Section 6231(a)(7) for taxable years of the Partnership beginning before January 1, 2018 shall be an eligible Partner designated from time to time by the Board of Directors subject to replacement by the Board of Directors. (Any Partner who is designated as the tax matters partner is referred to herein as the “Tax Matters Partner”). The initial Tax Matters Partner will be the General Partner, and may be changed only upon Board Approval and in accordance with the Code and applicable Treasury Regulations.

(b)               The Tax Matters Partner shall take such action as may be necessary to cause to the extent possible each other Partner to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Partner shall inform the Board of Directors and each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to the Board of Directors and each other Partner copies of all significant written communications it may receive in that capacity.

(c)                The Tax Matters Partner shall take no action without the authorization of the Board of Directors, other than such action as may be required by law. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

(d)               The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Partners without first obtaining the consent of the Board of Directors. The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner; provided, however, this sentence shall not apply to the Partnership Representative in respect of any Partnership audit that occurs with respect to any Fiscal Year beginning on or after January 1, 2018. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall notify the other Partners of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

(e)                No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year without first notifying the Tax Matters Partner and the other Partners. If the Board of Directors consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Partners. If such consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf. Any Partner intending to file a petition under Code Sections 6226 or 6228 or other Code section with respect to any item involving the Partnership shall notify the Tax Matters Partner and the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the Partner intending to file such petition on behalf of the Partnership, such notice shall be given within a reasonable period of time to allow the other Partners to participate in the choosing of the forum in which such petition will be filed.

(f)                If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall give reasonable notice under the circumstances to the Tax Matters Partner and the other Partners of such intent and the manner in which the Partner’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Partners.

(g)               For taxable years of the Partnership beginning on or after January 1, 2018, the Board of Directors may appoint and replace a Partnership Representative and authorize the Partnership Representative to take any and all actions determined by the Board of Directors and permissible under Section 6223 of the Amended Code and Treasury Regulations thereunder, provided that the Partnership Representative shall be subject to obligations and limitations analogous to those set forth in Section 4.03(b)-(f) with respect to the Tax Matters Partner, except as otherwise provided therein. The Board of Directors shall have the authority to amend this Section 4.03 to give effect to the provisions of the Bipartisan Budget Act and any Treasury Regulations or other administrative pronouncements promulgated thereunder and each Partner agrees to be bound by the provisions of any such amendment. Any such amendment shall seek to preserve and maintain, to the extent reasonably possible, the relative and analogous rights, duties, responsibilities and obligations of the Partners to those provided under this Agreement.

Section 4.04        Section 83(b) Election

Each Partner who acquires Class B Units and who is a United States person within the meaning of Code Section 7701(a)(30) shall file a timely election under Code Section 83(b) with respect to such Units and consult with such Partner’s tax advisor to determine the tax consequences of such acquisition and of filing an election under Code Section 83(b). Each such Partner acknowledges that it is the sole responsibility of such Partner, and not the Partnership, to file the election under Code Section 83(b) even if such Partner requests the Partnership to assist in making such filing.

Section 4.05        Bipartisan Budget Act

In the event of an adjustment to the Partnership’s taxes or tax returns by a governmental authority (or any entity in which the Partnership holds a direct or indirect interest), the Board of Directors will use commercially reasonable efforts to allocate the burden of (or any decrease in Distributable Property resulting from) any taxes, penalties or interest imposed on the Partnership pursuant to the Amended Code Sections 6225 and 6232 amongst the Partners in a reasonable manner based on the status, actions, inactions or other attributes of each Partner. Any amounts allocated to a Partner pursuant to the preceding sentence will be treated as withholding tax that arises as a result of the status or other matters that are particular to a Partner. Each Partner acknowledges and agrees that (a) it may be required to provide the General Partner with documents, information, assistance or cooperation in connection with the requirements imposed on the Partnership pursuant to Sections 6221 through 6241 of the Amended Code, together with any guidance issued thereunder, and (b) if it fails to provide such documentation, information, assistance or cooperation (including as a result of a Partner not being eligible to provide any requested documentation), any taxes, penalties or interest imposed on the Partnership as a result of such failure will be treated for all purposes of this Agreement (including Section 7.06) as amounts that are determined by reference to the status of a Partner (or its beneficial owners).

Article V

CAPITAL CONTRIBUTIONS

Section 5.01        Initial Capital Contributions of Class A Limited Partners

(a)                On the Initial Closing Date, in connection with the contributions by the Initial Limited Partner pursuant to the Contribution Agreement, each of the Initial Contributing Partners was deemed to have contributed to the Partnership (a) assets with a Book Value in the amount set forth opposite such Partner’s name on Exhibit A under the heading “Initial Contributed Assets”, and received, following a distribution of the Class A Units issued to the Initial Limited Partner pursuant to the Contribution Agreement, the number of Class A Units set forth opposite such Class A Limited Partner’s name under the heading “Contributed Assets Class A Units”, and (b) the amount set forth opposite such Class A Limited Partner’s name on Exhibit A under the heading “Capital Contributions”, and received, following the distribution of the Class A Units issued to the Initial Limited Partner pursuant to the Contribution Agreement, the number of Class A Units set forth opposite such Partner’s name under the heading “Capital Contribution Class A Units” on Exhibit A hereto. Notwithstanding the distribution on the Initial Closing Date by the

Initial Limited Partner of such Class A Units to its limited partners, the Initial Limited Partner shall remain a Class A Limited Partner under this Agreement.

(b)               Within ten (10) Business Days after the Effective Date, each Effective Date Contributing Partner shall contribute to the Partnership, in readily available funds, the amounts set forth opposite such Effective Date Contributing Partner’s name in Exhibit A, and shall receive therefore the number of Class A Units set forth opposite such Effective Date Contributing Partner’s name on Exhibit A.

(c)                The Partnership shall use the funds contributed pursuant to Section 5.01(b) (i) to redeem a number of Pre-Effective Date Class A Units from each holder of Pre-Effective Date Class A Units equal to the number of Class A Units issued to the Effective Date Contributing Partners pursuant to Section 5.01(b), in the case of each holder of Pre-Effective Date Class A Units, in the numbers and for the amount set forth opposite the name of such holder on Exhibit B, and (ii) for general business purposes. The total number of Pre-Effective Date Class A Units redeemed from all holders of Pre-Effective Date Class A Units pursuant to this Section 5.01(c) shall not exceed that number of Pre-Effective Date Class A Units representing forty-nine percent (49%) of the Fair Market Value of the Pre-Effective Date Class A Units owned by such holders before the redemption..

(d)               For federal income tax purposes, the Partnership and the Partners agree to report the transactions described in Sections 5.01(b) and 5.01(c), taken together, as a direct sale of Class A Units by each holder of Pre-Effective Date Class A Units to the Effective Date Contributing Partners for a purchase price equal to the dollar amount of the distribution made pursuant to Section 5.01(c); provided that, notwithstanding the foregoing and for the avoidance of doubt, for purposes of determining the amounts distributable to the Effective Date Contributing Partners pursuant to Section 7.01(a) and 7.01(b) with respect to the Class A Units issued pursuant to Section 5.01(b), the Unreturned Capital Contribution with respect to each such Class A Unit as of the Effective Date shall be equal to the amount per Class A Unit contributed by the Effective Date Contributing Partners pursuant to Section 5.01(b).

Section 5.02        Further Capital Contributions

(a)                Except as otherwise provided herein, each Class A Limited Partner shall make additional Capital Contributions from time to time in an amount not to exceed its Remaining Class A Commitment Amount in proportion to its Class A Commitment Ratio, in each case, in amounts and at such times as shall be determined by the Board of Directors. Subject to Section 5.02(c), upon receipt of such additional Capital Contributions, the Partnership shall issue to each contributing Class A Limited Partner additional Class A Units at a price of $1.00 per Unit in the amount of such Capital Contribution.

(b)               The Class A Limited Partners shall have ten (10) days from the issuance of a capital call pursuant to Section 5.02(a) and corresponding written notice to such Class A Limited Partners to make the Capital Contribution.

(c)                In the event that a Class A Limited Partner fails to make a Capital Contribution called for by the Board of Directors pursuant to Section 5.02(a) as required by Section 5.02(b),

and the amount of such Capital Contribution with respect to such Class A Limited Partner is equal to or greater than $500,000, then the number of Class A Units issued in connection with such capital call to each Class A Limited Partner who makes its required Capital Contribution shall be determined by an Independent Advisor selected by the Board of Directors, based on the Fair Market Value of a Class A Unit determined as of the date of such capital call (in lieu of $1.00 per Unit). Following such time, (i) in connection with any subsequent capital call by the Board of Directors pursuant to Section 5.02(a), the number of Class A Units issued to each Class A Limited Partner who makes its required Capital Contribution shall be determined by an Independent Advisor selected by the Board of Directors, based on the Fair Market Value of a Class A Unit determined as of the date of such capital call and (ii) each such subsequent capital call by the Board of Directors pursuant to Section 5.02(a) shall specify the required Capital Contribution of each Class A Limited Partner and upon funding, the Board of Directors shall issue each Class A Limited Partner who made its required Capital Contribution Class A Units valued at an amount equal to the Fair Market Value of Class A Units as most recently determined prior to such capital call by an Independent Advisor, and such issuances shall be subject to retroactive adjustment in accordance with Section 11.09(c) based on a final determination of the current Fair Market Value of such Class A Units by an Independent Advisor.

(d)               Notwithstanding the provisions of Section 5.02(a), (i) Class A Limited Partners shall not be obligated to make any Capital Contributions to the extent that such Capital Contributions and all prior Capital Contributions made by such Class A Limited Partner would exceed their respective Class A Commitment Amounts, (ii) the aggregate Class A Commitment Amounts of Riverstone and Pattern Energy shall not collectively exceed $1.2 billion, and (iii) if a Class A Limited Partner who is an Employee on the Effective Date ceases to be an Employee for any reason, such Class A Limited Partner’s rights and obligations to make Capital Contributions shall immediately cease, and such Partner and his or her successors and assigns shall have no further obligation to make Capital Contributions to the Partnership.

Section 5.03        PEG 1 Option

(a)                At any time following the first anniversary of the Effective Date, but before the fifth anniversary of the Effective Date, the Partnership shall have the option, but not the obligation, to (i) redeem any or all of the Pre-Effective Date Class A Units held by each of the Initial Limited Partner and the PEG 1 Limited Partners as of such date for the Fair Market Value of such Class A Units as of such date or (ii) cause a direct sale of all of the Pre-Effective Date Class A Units to the Effective Date Contributing Partners on the same economic terms as would apply to any such redemption. In the event of clause (ii) above, each of the Initial Limited Partner and the PEG 1 Limited Partners agrees to use their reasonable best efforts to cooperate with the Partnership to effect such transaction.

(b)               In the event the option is exercised, the Board of Directors, in consultation with the Company’s tax advisors, will determine at the time the option is exercised the manner in which the exercise of the option will be reported for U.S. federal income tax purposes; provided that, the Class A Limited Partners and Class B Limited Partners acknowledge and agree that (i) in the event any redemption transaction described in clause (i) of Section 5.03(a) is funded by Capital Contributions from Effective Date Contributing Partners, for purposes of determining the amounts distributable to the Effective Date Contributing Holders pursuant to Section 7.01(a) and 7.01(b) with respect to Class A Units issued by the Partnership in exchange for such Capital Contributions, the Unreturned Capital Contribution with respect to each such Class A Unit as of the date of issuance shall be equal to the amount contributed in respect of such Class A Unit and the Class A Preference Amount with respect to each such Class A Unit shall be determined based on the amount contributed in exchange for such Class A Unit and shall accrue from the issuance date, regardless of whether the Board of Directors determines that the redemption should be treated as a direct sale by the PEG 1 Limited Partners of the redeemed Class A Units to such Effective Date Contributing Partners for U.S. federal income tax purposes and (ii) in the event of a direct sale described in clause (ii) of Section 5.03(a), for purposes of determining the amounts distributable to the Effective Date Contributing Holders pursuant to Section 7.01(a) and 7.01(b) with respect to the purchased Class A Units, the Unreturned Capital Contribution with respect to each such Class A Unit shall be equal to the purchase price paid for such Class A Unit and the Class A Preference Amount with respect to each such Class A Unit shall be determined based on the purchase price paid for such Class A Unit and shall accrue from the date of sale. The Class A Limited Partners and Class B Limited Partners agree to amend this Agreement to the extent necessary to give effect to this Section 5.03(b) in a manner that is tax efficient, including in a manner that minimizes the likelihood that any Partner in the Partnership recognizes income as a result of implementing this Section 5.03(b).

Section 5.04        Withdrawal of Capital

No Partner shall have the right to withdraw any capital from the Partnership; provided, however, that the Board of Directors may determine to distribute capital to the Partners from time to time in accordance with the terms hereof.

Section 5.05        Alternative Sources of Capital

(a)                Prior to making any capital calls pursuant to the terms of this Agreement, the Board of Directors shall, in good-faith, consider alternative or lower-cost sources of funding in lieu of making a capital call.

(b)               In furtherance of the foregoing, following the Effective Date, in the event Pattern Energy is unable to fund its required Capital Contribution in cash, the Board of Directors may, in its sole discretion (but in no event is obligated to), permit Pattern Energy to borrow from the Partnership, from time to time, a Contribution Loan to fund a required Capital Contribution pursuant to Section 5.02, in which case Pattern Energy will cooperate with the Partnership in good faith to execute and deliver such documents or instruments reasonably required to effect such Contribution Loan on market terms as reasonably determined by Pattern Energy and the Board of Directors and otherwise on the terms set forth in this Section 5.05(b). Each Contribution Loan shall be full recourse to Pattern Energy. At the time any Contribution Loan is made to Pattern Energy, (i) the original principal amount of such Contribution Loan shall not exceed the amount of the additional Capital Contribution then required to be made by Pattern Energy pursuant to Section 5.02(a), (ii) the aggregate principal amount of all Contribution Loans between Pattern Energy and the Partnership outstanding as of such date shall not exceed $60 million, (iii) Pattern Energy shall immediately contribute the proceeds of such Contribution Loan to the Partnership as an additional Capital Contribution pursuant to Section 5.02(a), and (iv)

Pattern Energy shall agree to repay the amount borrowed under such Contribution Loan in full within 365 days following the date of such Contribution Loan. All distributions payable to Pattern Energy pursuant to Section 7.01 of this Agreement shall be withheld and applied against the outstanding balance of any unpaid principal or interest amount attributable to any Contribution Loan that has not been fully repaid at the time such distribution becomes due and payable to Pattern Energy, regardless of the repayment terms of such Contribution Loan, but shall not be deemed to be an additional Capital Contribution by Pattern Energy.

Section 5.06        Capital Accounts

(a)                A separate capital account (a “Capital Account”) will be maintained on the Partnership’s books and records for each Partner. Each Partner’s Capital Account will be increased by: (i) the amount of money contributed by such Partner to the Partnership; (ii) the initial Book Value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Partner of Profits and items of income or gain pursuant to the Regulatory Allocations. Each Partner’s Capital Account will be decreased by: (A) the amount of money distributed to such Partner by the Partnership; (B) the Fair Market Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code); and (C) allocations to the account of such Partner of Losses and items of loss or deduction pursuant to the Regulatory Allocations.

(b)               In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor shall become the Capital Account of the Transferee to the extent it relates to the Transferred Units in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv).

(c)                The manner in which Capital Accounts are to be maintained pursuant to this Section 5.06 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If, in the opinion of the Partnership’s legal counsel, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.06 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.06, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement and relative economic benefits between or among the Partners.

(d)               Except as otherwise required in the Act, no Partner shall have any liability to restore all or any portion of a deficit balance in such Partner’s Capital Account.

Article VI

ALLOCATIONS

Section 6.01        Allocations of Profits and Losses

After giving effect to the Regulatory Allocations, and subject to Section 14.03(b) of this Agreement, Profits and Losses for each Fiscal Period shall be allocated among the Partners for such Fiscal Period, in such a manner as shall cause the Capital Accounts of each Partner (as adjusted to reflect all Regulatory Allocations and all distributions through the end of such Fiscal Period) to equal, as nearly as possible, (a) the amount such Partner would receive if all assets of the Partnership on hand at the end of such Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), all unvested Class B Units became vested, and all remaining or resulting cash (including any Retained Distributions) were distributed to the Partners under Section 7.01 of this Agreement minus (b) such Partner’s share of Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

Section 6.02        Regulatory Allocations

The following allocations shall be made in the following order:

(a)                Nonrecourse Deductions shall be allocated 85% to the holders of Class A Units pro rata in proportion to their respective Class A Unit Sharing Percentages and 15% to the holders of Class B Units pro rata in proportion to their respective Class B Unit Sharing Percentages.

(b)               Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section 6.02(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)                Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 6.02(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 6.02(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)               Notwithstanding any provision hereof to the contrary except Section 6.02(c) of this Agreement (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse

Debt Minimum Gain for a taxable year (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this Section 6.02(d), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 6.02(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)                Notwithstanding any provision hereof to the contrary except Section 6.02(a) and Section 6.02(b), no Losses shall be allocated to any Limited Partner to the extent that such allocation would cause such Limited Partner to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Fiscal Period. All Losses in excess of the limitation set forth in this Section 6.02(e) shall be allocated to the Partners who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses do not cause any such Partner to have a deficit in its Adjusted Capital Account.

(f)                Notwithstanding any provision hereof to the contrary except Section 6.02(c), Section 6.02(d) and Section 6.02(e) of this Agreement, a Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the taxable year) in an amount and manner sufficient to eliminate any deficit balance in such Partner’s Adjusted Capital Account as quickly as possible; provided that, an allocation pursuant to this Section 6.02(f) shall be made only if and to the extent that such Partner would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.02(f) were not in this Agreement. This Section 6.02(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)               In the event that any Partner has a deficit balance in its Capital Account at the end of any taxable year in excess of the sum of (A) the amount such Partner is required to restore pursuant to tax provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) an 1.704-2(i)(5), such Partner shall be allocated items of Partnership gross income, and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 6.02(g) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Article VI have been tentatively made as if Section 6.02(f) and this Section 6.02(g) were not in this Agreement.

(h)               To the extent an adjustment to the adjusted tax basis of any Partnership properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Partner in complete liquidation of such Partner’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Partner to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)                 If any Class B Units held by any holder of Class B Units are forfeited or redeemed by the Partnership, such holder shall be allocated items of loss and deduction in the year of such forfeiture or redemption in an amount equal to the portion of such holder’s Capital Account attributable to such forfeited Units reduced, but not below zero, by the amount of any redemption price paid by the Partnership for such Units.

(j)                 If, as a result of an exercise of a noncompensatory warrant or option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.03        Income Tax Allocations

(a)                All items of income, gain, loss and deduction for federal income tax purposes shall be allocated in the same manner as the corresponding item of Profits and Losses is allocated, except as otherwise provided in this Section 6.03.

(b)               In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its initial Book Value. In the event the Book Value of any property is adjusted pursuant to clause (b) or (d) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for Federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder. For purposes of the allocations pursuant to this Section 6.03(b), the Partnership shall elect the remedial allocation method described in Treasury Regulation Section 1.704-3(d) or such other allocation method as is determined by the Board of Directors.

(c)                Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of any income tax credits shall be allocated to the Partners in accordance with Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(vii).

(d)               Tax credits of the Partnership shall be allocated among the Partners as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)                Allocations pursuant to this Section 6.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account (except as provided in Treasury Regulation Section

1.704-1(b)(2)(iv)(j)) or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 6.04        Other Allocation Rules

(a)                All items of income, gain, loss, deduction and credit allocable to an interest in the Partnership that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Partnership operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(b)               The Partners’ proportionate shares of the “excess nonrecourse liabilities” of the Partnership, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated 85% to the holders of Class A Units and 15% to the holders of Class B Units, and among each of the Class A Limited Partners and the Class B Limited Partners in accordance with each such Partner’s respective Class A Unit Sharing Percentage or the Class B Unit Sharing Percentage, as applicable.

Article VII

DISTRIBUTIONS

Section 7.01        Distributions

Except as set forth in Sections 5.01(c) and 5.03, and subject to Section 7.03, Section 7.05, and Section 14.03 of this Agreement, all Distributable Property of the Partnership shall be distributed at such time or times (if any) as the Board of Directors determines in its sole discretion to the Partners in the following order and priority:

(a)                First: 100% to the Class A Limited Partners in proportion to their respective Unreturned Capital Contributions until the Unreturned Capital Contributions have been reduced to zero (0);

(b)               Second: 100% to the Class A Limited Partners in proportion to their respective Unpaid Class A Preference Amounts until the Unpaid Class A Preference Amount of each Class A Limited Partner has been reduced to zero (0);

(c)                Third: (i) 50% to the Class A Limited Partners in proportion to their respective Class A Unit Sharing Percentages and (ii) 50% to the Class B Limited Partners in proportion to their respective Class B Unit Sharing Percentages, until the Class B Payout occurs; and

(d)               Thereafter: 85% to the Class A Limited Partners in proportion to their respective Class A Unit Sharing Percentages and 15% to the Class B Limited Partners in proportion to their respective Class B Unit Sharing Percentages.

(e)                In applying Section 7.01(c) and Section 7.01(d) of this Agreement, if any series of Class B Units have been issued with a Threshold Amount greater than zero, a holder of such series of Class B Units will not be entitled to receive distributions under this Section 7.01, until the aggregate distributions made following the issuance of such series of Class B Units to the holders of the Class B Units of each previously issued series of Class B Units shall be equal to the Threshold Amount designated for such series of Class B Units. For example, prior to the holders of Class B-4 Units receiving distributions under this Section 7.01, the holders of all Class B Units of Class B-1, B-2, and B-3 Units must receive distributions that cause the Threshold Amount to be attained for the Class B-4 Units. Any distribution that otherwise would have been made to a series of Class B Units with a Threshold Amount but for this subsection shall be treated as additional Distributable Property and distributed solely to the series of Class B Units then entitled to receive distributions.

(f)                Any distributions (except tax distributions pursuant to Section 7.03 of this Agreement) with respect to Class B Units of any series that have not “vested” in accordance with the provisions of Section 11.08(b)(i) of this Agreement shall be retained by the Partnership in a separate bank account until “vesting” occurs (the “Retained Distributions”). Retained Distributions shall be promptly distributed by the Partnership upon vesting of the relevant Class B Units. Retained Distributions that are in respect of unvested Class B Units that are forfeited to the Partnership pursuant to Section 11.08(c) of this Agreement shall be reallocated among the remaining outstanding Class B Units pro rata in proportion to their respective Class B Unit Sharing Percentages (as adjusted to take into account any Threshold Amount applicable to Class B Units).

Section 7.02        Distributions in Kind

No Partner has any right to demand or receive a distribution from the Partnership in any form other than cash, and any distribution from the Partnership in any form other than cash or Marketable Securities must be approved by the Class A Majority and the Class B Majority. Any non-cash distribution from the Partnership must also comply with the provisions of Section 11.13.

Section 7.03        Tax Distributions

(a)                On each Tax Distribution Date, the Partnership shall, subject to the availability of Distributable Property, and prior to making distributions pursuant to Section 7.01, if any, distribute to each Partner in cash an amount equal to such Partner’s Assumed Tax Liability, if any, as of such date. If on a Tax Distribution Date there are not sufficient funds on hand to distribute to each Partner the full amount of such Partner’s Assumed Tax Liability, distributions pursuant to this Section 7.03 shall be made to the Partners to the extent of the available funds in proportion to each Partner’s Assumed Tax Liability, and the Partnership shall make future distributions as soon as funds become available to pay the remaining portion of such Partner’s Assumed Tax Liability. Notwithstanding the foregoing and for the avoidance of doubt, the Partners agree that the Partnership shall not be required to make distributions to a Partner pursuant to this Section 7.03 to the extent that such Partner realizes income in connection with the issuance or Transfer of Class B Units to such Partner, the forfeiture of Class B Units by such

Partner or another Partner or the repurchase of Class B Units from such Partner or another Partner in accordance with this Agreement.

(b)               Any amounts distributed to a Partner pursuant to this Section 7.03 shall be treated as an advanced distribution of, and shall reduce by a like amount the next amounts otherwise distributable to, such Partner pursuant to Section 7.01 or Section 14.03(b) of this Agreement, as applicable. Amounts distributed to a Partner pursuant to this Section 7.03 that are treated as advanced distributions against amounts otherwise distributable shall be taken into account in determining when a Class A Payout or Class B Payout occurs.

Section 7.04        Redemption/Repurchase of Units

In the event the Partnership has repurchased Class A Units or Class B Units pursuant to Section 11.08(c) or otherwise (excluding any redemption or repurchase pursuant to Section 5.03), any amount paid to a holder of Class A Units in connection with such repurchase of Class A Units shall be treated as an advance distribution to the holders of the remaining Class A Units pursuant to Section 7.01 or Section 14.03, and any amount paid to a holder of Class B Units in connection with such a repurchase of Class B Units shall be treated as an advance distribution to the holders of the remaining Class B Units pursuant to Section 7.01 or Section 14.03. Any amount treated as an advance distribution shall first, and solely for computational purposes, be added to the next aggregate amounts distributable to holders of Class A Units and Class B Units, and then, after application of the distribution provisions of Section 7.01, reduce the amounts otherwise distributable to the holders of the remaining Class A Units or Class B Units, as applicable, by a like amount.

Section 7.05        Proceeds from Projects

The Board of Directors will use good faith efforts to distribute proceeds received from the sale or divestment, in whole or in part, of any development, construction or operating project of the Partnership or any of its Subsidiaries within thirty (30) days of receipt of such proceeds, provided, that the Board of Directors has determined, on the basis of a cash flow forecast provided by the Executive Management Team to the Board of Directors on or about the date that such sale or divestment is consummated, that the Partnership has sufficient cash and property on hand to meet any liabilities or fund any proposed expenditures of the Partnership which are accrued or reasonably foreseeable within twelve (12) months following such date. In the event that a majority of the Board of Directors disagrees with such forecast, the Board of Directors may instead use the applicable twelve-month period of any Annual Budget.

Section 7.06        Withholding

(a)                The Partnership may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Partner hereby authorizes the Partnership to withhold from and pay on behalf of or with respect to such Partner any amount of U.S. federal, state, local or foreign taxes that the Board of Directors determines that the Partnership is required to withhold and pay with respect to any amount distributable or allocable to such Partner pursuant to this Agreement and to pay any tax imposed on the Partnership

(including pursuant to the Bipartisan Budget Act where the amount of such tax is determined by reference to the status of a Partner (or its beneficial owners)).

(b)               Except with respect to amounts that a Partner contributes to the Partnership upon the request of the Board of Directors, any amounts withheld pursuant to this Section 7.06 or paid pursuant to this Section where the amount of such tax is determined by reference to the status of a Partner (or its beneficial owners) shall be treated as having been distributed to such Partner for all purposes of this Agreement at the time such withholding or payment is made. To the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Partner is entitled for such period, the amount of such excess shall be considered a loan from the Partnership to such Partner, with interest accruing at an interest rate determined by the Board of Directors or at the request of the Board of Directors, the amount of such excess shall be promptly paid to the Partnership by the Partner on whose behalf such withholding or payment is required to be made, provided that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Partner is otherwise obligated to contribute to the Partnership. Any income from any deemed loan shall not be allocated to or distributed to the Partner requiring such loan. Any such loan shall be satisfied out of distributions to which such Partner would otherwise be subsequently entitled until such time as the Board of Directors requests that the Partner pay such amount to the Partnership. Each Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Partner’s Units to secure such Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 7.06. Each Partner shall take such actions as the Partnership may request in order to perfect or enforce the security interest created hereunder.

(c)                Each Partner hereby agrees to indemnify and hold harmless the Partnership, the other Partners and the Board of Directors from and against any liability (including any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Partner (including pursuant to the Bipartisan Budget Act where amount of such tax is determined by reference to the status of a Partner (or its beneficial owners)). Upon the Partnership’s request, each Partner shall promptly provide to the Partnership a duly completed and executed IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Partnership in order for it to accurately determine its withholding obligation, if any. Unless otherwise determined by the Board of Directors, notwithstanding anything to the contrary in this Agreement, any Partner who acquires its Units from a person who was a Partner of the Partnership at the time of the Transfer shall succeed to and be responsible for, and shall indemnify and hold harmless the Partnership from any amounts the transferor Partner would have been liable for under this Section 7.06 if the transferor had remained a Partner of the Partnership, provided, that for the avoidance of doubt, this sentence will not apply to the transactions described in Sections 5.01(c) or 5.01(d) of this Agreement.

Article VIII

MEETINGS OF partners

Section 8.01        Meetings

Annual meetings of Partners may, but need not, be held. The annual meeting of Partners may be held at such place and on such date as the Board of Directors may designate. Special meetings of the Partners, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors, or any Partner or Partners who hold in the aggregate a Class A Majority.

Section 8.02        Place of Meetings

The Board of Directors may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Partners. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Partnership.

Section 8.03        Notice of Meetings

Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Directors or Person calling the meeting, to each Partner entitled to vote at such meeting.

Section 8.04        Record Date

For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, or Partners entitled to receive payment of any distribution, or in order to make a determination of Partners for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Partners.

Section 8.05        Quorum

Partners holding at least a Class A Majority represented in person or by proxy shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, a majority of the Units so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Units whose absence would cause less than a quorum.

Section 8.06        Proxies

At all meetings of Partners, a Class A Limited Partner may vote in person or by proxy executed in writing by the Partner or by a duly authorized attorney in fact. Such proxy shall be filed with the Board of Directors before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A telegram, telex, cablegram, electronic mail or similar transmission by the Class A Limited Partner, or a photographic, facsimile or similar reproduction of an executed writing shall be effective for purposes of this Section 8.06. The chairman of the meeting shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. A proxy shall be with full power of substitution and shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority or, if only two Persons are designated as proxies, then both, of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one.

Section 8.07        Action by Partners Without a Meeting

Any action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents describing the action to be taken by the Partners that are signed by the Partners with the requisite authority whose consent is required to take the action under this Agreement. Action taken under this Section 8.07 is effective when the requisite number of Partners required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Partners entitled to take action without a meeting is the date the first Partner signs and delivers to the Partnership a written consent. A telegram, telex, cablegram, electronic mail or similar transmission by a Partner, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Partner, shall be regarded as signed by the Partner for purposes of this Section 8.07.

Section 8.08        Waiver of Notice

When any notice is required to be given to any Partner, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

Section 8.09        Conduct of Meetings

All meetings of the Partners shall be presided over by the chairman of the meeting, who shall be a Director or Officer designated by the Board of Directors. The chairman of any meeting of Partners shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

Section 8.10        Limited Class B Voting Rights

Class B Units shall have no voting rights, except as set forth in Section 9.06 and Section 15.05 of this Agreement.

Article IX

MANAGEMENT OF THE PARTNERSHIP

Section 9.01        Management

(a)                In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner hereby irrevocably delegates to the Board of Directors and, solely to the extent necessary to enable the Officers appointed by the Board of Directors pursuant to Section 9.03 of this Agreement to fulfill their duties under this Agreement, to the Officers all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law (other than its obligations as “tax matters partner” under Section 4.03(a) of this Agreement) as permitted under Section 17-403(c) of the Act. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors or any Officer, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve all the effective delegation of power described in this Section 9.01(a). Each of the Partners and Transferees and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership. Except as provided in Section 4.03(a) of this Agreement relating to the General Partner’s duties as “Tax Matters Partner” and, if appointed by the Board of Directors, “Partnership Representative” (in each case, subject to the limitations set forth therein) and except as otherwise provided in this Agreement, the management of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors, the Officers. Neither the General Partner nor any of the Limited Partners in their capacities as such shall have any part in the management of the Partnership (except, with respect to the General Partner, as provided in Section 4.03 of this Agreement relating to its duties as “Tax Matters Partner” and, if appointed by the Board of Directors, “Partnership Representative” (in each case, subject to the limitations set forth therein) and shall have no authority or right to act on behalf of the Partnership or deal with any third parties on behalf of the Partnership in connection with any matter, except as requested or authorized by the Board of Directors.

(b)               To the fullest extent permitted by the Act, a person, in performing his or her duties and obligations as a Director under this Agreement, shall be entitled to act or omit to act at the direction of the Partners that designated such person to serve on the Board of Directors, considering only such factors, including the separate interests of the designating Partners, as such

Director or Partners choose to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Partnership and the other Partners, on the one hand, and the Director or Partners designating such Director, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such exists under the Act or any other applicable law, rule or regulation) on the part of such Director or Partners of the Partnership or any other Director or Partner.

(c)                Unless explicitly provided otherwise in this Agreement, the Board of Directors shall have the power, right and authority on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts which the Board of Directors, in its sole discretion, may deem necessary or desirable, including, without limitation, the power to:

(i)              negotiate, execute and perform, any contract, agreement or other instrument (including, without limitation, this Agreement) as the Board of Directors shall determine to be necessary or desirable to further the purposes of the Partnership;

(ii)            open, maintain and close bank accounts and draw checks or other orders for the payment of moneys;

(iii)           collect all sums due the Partnership and contest and exercise the Partnership’s right to collect all such sums;

(iv)           to the extent that funds of the Partnership are available therefor, pay as they become due all debts, obligations and operating expenses of the Partnership;

(v)            make any expenditures, lend or borrow money, assume, guarantee or contract for, indebtedness or other liabilities, make prepayments or extensions of debt, secure debt of the Partnership with Partnership assets;

(vi)           acquire, hold, manage, own, sell, Transfer, convey, assign, exchange or otherwise dispose of any assets of the Partnership or cause any Subsidiaries of the Partnership to acquire, hold, manage, own, sell, Transfer, convey, assign, exchange or otherwise dispose of any assets of such Subsidiaries;

(vii)          form, or acquire an interest in, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

(viii)         issue securities of any kind of the Partnership, except as specifically stated otherwise in this Agreement, or to cause any of the Partnership’s Subsidiaries to issue securities;

(ix)            merge or combine the Partnership with or into another Person, or sell all or substantially all of the Partnership’s assets;

(x)            employ, compensate, or dismiss from employment any and all employees, attorneys, accountants, consultants, appraisers or custodians of the assets of the

Partnership, on such terms and for such compensation as the Board of Directors may determine;

(xi)           obtain insurance for the Partnership relating to the indemnification referred to in Section 10.01;

(xii)          admit additional Partners as provided in this Agreement;

(xiii)         determine distributions of Partnership cash and other property as provided in Section 7.01 and Section 7.03;

(xiv)         dissolve and liquidate the Partnership as provided in Article XIV;

(xv)          bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

(xvi)         make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may in the sole judgment of the Board of Directors be necessary or desirable for the acquisition, management or disposition of assets by the Partnership, including, without limitation, the exercise of rights to elect to adjust the tax basis of Partnership assets or the decision whether or not to make the election under Section 6226 of the Amended Code;

(xvii)        make all tax, regulatory and other filings and render all reports to any governmental or other agencies having jurisdiction over the Partnership;

(xviii)       act for and on behalf of the Partnership in all matters incidental to the foregoing, including, without limitation, the taking of all actions for which any power of attorney is granted in Section 9.09; and

(xix)         consult with and seek the advice of one or more of the Limited Partners.

(d)               When making any investment or funding projects, the Board of Directors shall endeavor (but is in no event obligated to) to seek expected net pre-tax proceeds to equity upon sale of no less than 1.70 times the total amount of equity invested prior to sale and to enter into fixed-price power purchase arrangements with a term of no less than 10 years, covering no less than 80% of the project’s forecast output.

Section 9.02        Board of Directors

(a)                Size and Designees. The Board of Directors shall consist of no less than five (5) Directors: (a) three (3) of whom shall be appointed by Riverstone (the “Riverstone Designees”), and (b) two (2) of whom shall be appointed by the Class B Majority (the “Management Designees”). The initial Riverstone Designees and Management Designees are set forth on Exhibit E. If any Riverstone Designee shall resign or be removed or be unable to serve for any reason as a Director of the Partnership, Riverstone shall designate a replacement Riverstone Designee. Riverstone may remove and replace any Riverstone Designee at any time with or without cause. If any Management Designee shall resign or be removed or unable to serve for any reason as a Director, the Class B Majority shall designate a replacement Management Designee. The Class B Majority may remove and replace any Management Designee at any time with or without cause.

(b)               Board Observers. Riverstone may designate up to two (2) individuals and Pattern Energy may designate one (1) individual, to attend quarterly meetings of the Board of Directors as observers and receive written materials distributed in connection with such meetings; provided, however, that no such observer shall in any circumstance have any right to participate in any vote, consent or other action of the Board of Directors, the failure by any observer to attend a meeting shall in no way invalidate any actions taken at such meeting, and no observer shall count towards the quorum requirements described in Section 9.02(c).

(c)                Votes per Director; Quorum; Required Vote for Board Action. Each Director shall have one (1) vote; provided, however, that any Riverstone Designee shall be entitled to cast more than one vote under the following circumstances: (i) if any of the Riverstone Designees are not present at such meeting, then the Riverstone Designee or Riverstone Designees present at the meeting shall be given an aggregate number of additional votes equal to the number of Riverstone Designees absent (and such absent Riverstone Designee or Riverstone Designees shall be deemed to have given a proxy to vote at such meeting to any other Riverstone Designee who is present at such meeting) or (ii) if there are any vacancies in the Riverstone Designees, then the remaining Riverstone Designee or Riverstone Designees shall be given an aggregate number of additional votes equal to the number of vacancies of the Riverstone Designees (for example, if the Riverstone Group has only designated one of its three Directors, then that one Riverstone Designee may cast a total of three votes on matters presented to the Board of Directors). Unless otherwise required by this Agreement, Directors having at least three votes, either present (in person or by teleconference) or represented by proxy, including at least one Riverstone Designee, and, to the extent required for any vote pursuant to Sections 9.05 or 9.07, at least one Management Designee, shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. A single Riverstone Designee shall, for quorum purposes, count as three votes. Actions by the Board of Directors shall require Board Approval.

(d)               Place of Meetings; Order of Business. The Board of Directors may hold its meetings in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by resolution of the Board of Directors.

(e)                Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Director.

(f)                Special Meetings. Special meetings of the Board of Directors may be called by any Director or Directors having at least two votes on at least 24 hours personal, written, telegraphic, cable, wireless or electronic notice to each Director, which notice must include appropriate dial-in information to permit each Director to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by the Act.

(g)               Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Directors whose votes would be required to take action at a meeting of the Board of Directors and such written consent shall be distributed to the entire Board of Directors at least twenty-four (24) hours prior to its effective time.

(h)               Telephonic Conference Meeting. Subject to the requirement for notice of meetings, members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(i)                 Waiver of Notice Through Attendance. Attendance of a Director at any meeting of the Board of Directors (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Directors at such meeting of such purpose.

(j)                 Reliance on Books, Reports and Records. Each Director shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Partnership by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board of Directors, or in relying in good faith upon other records of the Partnership.

(k)               Costs and Expenses. The Partnership will pay all reasonable out-of-pocket expenses incurred by the Directors in connection with their participation in meetings of the Board of Directors (and committees thereof) and attending to the business of the Partnership.

(l)                 Board Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees to exercise such delegated power and authority as the Board of Directors may from time to time determine, including with respect to matters otherwise apportioned to the Board of Directors. Any such committee shall consist of one or more of the Directors. For the avoidance of doubt, any such committee, to the extent allowed by law, shall not act in the capacity of the Board of Directors, but notwithstanding anything to the contrary herein shall have and may exercise all the powers and authority in the management of the business and affairs of the Partnership provided to such committee in the resolutions establishing such committee, provided that no committee designation shall limit the application of Section 9.05 (with respect to approvals by two-thirds of the Class A Units), Section 9.06 (with respect to approvals by Pattern Energy) or Section 9.07 (with respect to approvals by a Class B Majority) except to the extent, if any, that such approval rights may be prospectively waived by the Person or Persons holding the applicable approval rights at the time of designation.

Section 9.03        Officers

Upon the nomination of the Executive Management Team or Riverstone, the Board of Directors may appoint such individuals (whether or not any such individual is also a Limited Partner) as the Board of Directors may deem necessary or advisable as officers of the Partnership as the Board of Directors may deem necessary or advisable to manage the day-to-day business affairs of the Partnership (collectively, the “Officers”). Officers may be given titles or may be designated as “authorized persons.” To the extent authorized by the Board of Directors, any Officer may act on behalf of, bind and execute and deliver documents in the name and on behalf of the Partnership. The current Officers of the Partnership are set forth on Exhibit E hereto. The Chief Executive Officer on behalf of the Executive Management Team shall as required by the Board of Directors update the Board of Directors on any material changes or occurrences in the business of the Partnership and Riverstone shall promptly notify the Executive Management Team of any material changes relating to Riverstone’s business objectives or financing capability with respect to the Partnership. The Board of Directors may, in its sole discretion, remove any Officer with or without cause at any time, subject to any applicable employment agreement. Notwithstanding anything to the contrary in this Agreement, Board Approval and, for so long as the Riverstone Group owns a Class A Majority, at least two-thirds of the outstanding Class A Units shall be required to elect or remove a member of the Executive Management Team.

Section 9.04        Actions Requiring Board Approval

Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.05, Section 9.06, and Section 9.07, neither the Partnership nor any of the Partnership’s Subsidiaries may take any action, including any of the following actions, without prior Board Approval unless authority to take such action has previously been delegated to an Officer or other authorized person:

(a)                commencing or acquiring any new project in which the costs and committed project expenses collectively exceed (i) the aggregate amounts approved in the Annual Budget for such acquisition and committed project expenses, if any, plus (ii) $3,000,000;

(b)               continuing an existing project if the cumulative committed project expenses are expected to exceed (i) the aggregate amounts approved in the Annual Budget for such committed project expenses, if any, plus (ii) $2,000,000;

(c)                altering, supplementing, amending or otherwise modifying any Budget;

(d)               approving, altering, supplementing, amending or otherwise modifying any future Partnership budgets;

(e)                making distributions in accordance with the provisions of Section 7.01 or Section 7.03 of this Agreement;

(f)                incurring, guaranteeing or assuming any indebtedness by the Partnership or any of its Subsidiaries in excess of an aggregate of $5,000,000;

(g)               acquiring or disposing, in any one transaction or series of related transactions, of any assets for aggregate consideration in excess of $5,000,000;

(h)               entering into any derivative transactions, including hedging, forward sales or similar contracts, in excess of an aggregate of $5,000,000;

(i)                 initiating any material litigation or other material legal or administrative proceeding or entering into any settlement agreement with respect to any material litigation or other material legal or administrative proceeding;

(j)                 electing or removing any Officer pursuant to Section 9.03 of this Agreement;

(k)               creating or adopting any compensation, benefits, incentive, welfare or other plan for the benefit of any officer or employee of the Partnership or any of its Subsidiaries;

(l)                 entering into any agreement, contract or other instrument not otherwise referred to in this Section 9.04 to which the Partnership or any of its Subsidiaries is a party or by which any of them or any of their respective assets be bound that would be reasonably expected to create liabilities or obligations of the Partnership in excess of $1,000,000 in any Fiscal Year or in excess of $5,000,000 during the term of such contract; and

(m)             loaning money or providing any guarantee for a third party.

The thresholds set out in clauses (a), (b), (f), (g), (h) and (l) above will be reconsidered by the Board of Directors on an annual basis and for larger approvals, such as funding projects, the thresholds will not apply to contracts and commitments made under the larger approval unless otherwise requested by the Board of Directors.

Section 9.05        Actions Requiring Board Approval and Approval of the Class A Limited Partners

Notwithstanding anything in this Agreement to the contrary, none of the Partnership, the Board of Directors or any of the Partnership’s Subsidiaries may take the following actions without prior (i) Board Approval and (ii) for so long as Riverstone owns a Class A Majority, approval of at least two-thirds of the Class A Units:

(a)                making capital calls to fund Capital Contributions other than as needed to meet (i) general and administrative expenses and (ii) expenses approved under Section 9.04, in each case over a ninety (90) day look-forward period;

(b)               making any distributions to any Partner other than cash distributions;

(c)                repurchasing any issued and outstanding Units;

(d)               electing or removing any member of the Executive Management Team;

(e)                after consultation with the Executive Management Team, issuing additional Units (including any Class B Units) except as otherwise provided herein or other interests or options convertible into or exchangeable for Units, or any other equity interests in the Partnership or any of its Subsidiaries, subject to Section 9.06, Section 9.07, Section 13.01 and Section 13.02 of this Agreement;

(f)                subject to Section 15.05 of this Agreement, altering, supplementing, amending or otherwise modifying any provision of this Agreement;

(g)               effecting a Liquidation Event;

(h)               effecting a Qualified Public Offering in accordance with Section 11.02 of this Agreement;

(i)                changing the Partnership’s independent auditors;

(j)                changing the Partnership’s business line; and

(k)               distributions in kind pursuant to Section 7.02.

Section 9.06        Actions Requiring Board Approval and Approval of Pattern Energy

Notwithstanding anything in this Agreement to the contrary, none of the Partnership, the Board of Directors or any of the Partnership’s Subsidiaries may take the following actions without prior (i) Board Approval and (ii) the approval of Pattern Energy (provided that the actions in clauses (c)-(g) below shall only require Pattern Energy approval for so long as Pattern Energy owns at least ten percent (10%) of the Class A Units outstanding at any point in time):

(a)                commencing a bankruptcy, winding up, insolvency or reorganization proceeding involving the Partnership or any Subsidiary of the Partnership;

(b)               changing the Partnership’s or any of its Subsidiaries’ business plans or the purpose of the Partnership;

(c)                making any material change to the Investment Criteria, or making any investment or funding projects that are outside the scope of the Investment Criteria;

(d)               making an investment, in a single transaction or series of related transactions, in a development, construction, or operating project, in an amount greater than twenty-five percent (25%) (not including any third-party debt) of the cumulative Class A Fixed Commitment Amounts set forth on Exhibit B;

(e)                admitting any Person as a Partner in accordance with Section 3.01 or Section 3.02;

(f)                authorizing or issuing any Units to a Competitor;

(g)               initiating any litigation or other legal or administrative proceeding or entering into any settlement agreement or series of settlement agreements with respect to or otherwise resolving any such litigation or proceeding, in each case, in an amount greater than $10 million;

(h)               entering into related-party transactions (i) with any member of the Riverstone Group or any investment fund managed by any member of the Riverstone Group or (ii) that are likely to have a disproportionate economic impact on Pattern Energy relative to the other Class A Limited Partners;

(i)                 repurchasing, redeeming, or otherwise cancelling (other than automatically as a result of forfeiture) any Class A Units, other than on a pro rata basis amongst all Class A Limited Partners;

(j)                 amending Article VII; and

(k)               amending the governing documents of the Partnership or any of its Subsidiaries, to the extent such amendment has a materially and disproportionately adverse effect on Pattern Energy relative to the other Class A Limited Partners.

Section 9.07        Actions Requiring Board Approval and Approval of the Class B Limited Partners

Notwithstanding anything in this Agreement to the contrary and subject to Section 15.05, which sets forth certain amendments to this Agreement which require approval of the holders of a specified percentage of Class B Units, none of the Partnership, the Board of Directors or any of the Partnership’s Subsidiaries may take the following actions without prior (i) Board Approval and (ii) approval of a Class B Majority (which approval, for the avoidance of doubt, shall not require a formal vote of all Class B Limited Partners but shall be effective upon provision of a consent signed by such Class B Limited Partners as represent a Class B Majority):

(a)                entering into any agreement, contract or other instrument, or any transaction with an Affiliate of Riverstone, other than the reimbursement of expenses pursuant to Section 9.08(b);

(b)               any amendment, modification or repeal of Article X or any provision hereof that materially diminishes the rights of an Indemnitee;

(c)                issuance of Class B Units pursuant to Section 3.02(a); and

(d)               distributions in kind other than Marketable Securities pursuant to Section 7.02.

Section 9.08        Certain Expenses

(a)                Promptly following the Effective Date, upon the approval of the Board of Directors, the Partnership shall reimburse the Partners for all reasonable out of pocket expenses not previously reimbursed, including legal fees, incurred directly in connection with preparing, negotiating and executing this Agreement and any agreements related hereto. Each Partner shall provide the Partnership with a good faith accounting of the amount of such expenditures and liabilities.

(b)               Notwithstanding Section 9.07(a) and subject to approval by the Board of Directors after consultation with any Management Designee, Riverstone and its Affiliates shall be entitled to reimbursement from the Partnership for any reasonable expenses directly incurred in connection with, or directly related to, the Partnership business (including, without limitation, expenses associated with the Partnership business development and expenses associated with any amendment to this Agreement and any agreement related hereto).

Section 9.09        Grant of Authority

Each Partner hereby irrevocably constitutes and appoints each member of the Board of Directors with full power of substitution, each as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(a)                any certificates or other instruments or amendments thereof which the Partnership may be required to file under the Act or any other laws of the State of Delaware or pursuant to the requirements of any governmental authority having jurisdiction over the Partnership or which the Board of Directors shall deem it advisable to file, including, without limitation, this Agreement, any amended Agreement or certificate of cancellation;

(b)               any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the law of other jurisdictions) and all amendments thereto which the Board of Directors deems appropriate or necessary to qualify, or continue the qualification of, the Partnership as a limited partnership;

(c)                any certificates or other instruments which may be required in order to effectuate the dissolution and termination of the Partnership pursuant to Article XIV; and

(d)               any amendment to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 9.09 or pursuant to this Agreement.

Article X

INDEMNIFICATION

Section 10.01    Power to Indemnify in Actions, Suits or Proceedings

Subject to Section 10.02 of this Agreement, to the fullest extent permitted by law, the Partnership shall indemnify, defend and hold harmless any Person (and such Person’s heirs, administrators and executors) who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that he is or was a Partner, Officer or Director of the Partnership, or is or was serving at the request of the Partnership for any other enterprise (each such Person described herein, an “Indemnitee”), from and against any and all losses, claims, expenses (including attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee, in connection with such action, suit or proceeding, including appeals; provided, that such Indemnitee shall not be indemnified by the Partnership hereunder to the extent that such Indemnitee’s conduct constituted fraud, willful or intentional misconduct or criminal wrongdoing or gross negligence. For the avoidance of doubt, any Class B Limited Partner who shall serve as a member, officer, director, manager, agent or employee of any Subsidiary or any other enterprise shall be deemed to serve at the request of the Partnership. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Indemnitee’s actions were not in accordance with the previous standard. Any indemnification provided hereunder will be satisfied solely out of the assets of the Partnership, as an expense of the Partnership. No Partner will be subject to personal liability by reason of these indemnification provisions.

Without limiting the generality of the foregoing, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. An Indemnitee shall not be denied indemnification in whole or in part under this Article X because the Indemnitee had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms hereof.

Section 10.02    Expenses Payable in Advance

To the fullest extent permitted by law, expenses incurred by an Indemnitee in appearing at, participating in, defending or investigating a threatened or pending action, suit or proceeding shall be promptly paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Partnership as authorized by this Article X.

Section 10.03    Unpaid Claims

If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by an Indemnitee has been received by the Partnership, such Indemnitee may, without the consent of the Board of Directors, institute proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under this Agreement or applicable law.

Section 10.04    Nonexclusivity of Indemnification and Advancement of Expenses

The indemnification and advancement of expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Partners or Board of Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction, arbitrator or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Partnership that indemnification of Indemnitees shall be made to the fullest extent permitted by applicable law. The provisions of this Article X shall not be deemed to preclude the indemnification of any

Person who is not specified in Section 10.01 of this Agreement, but whom the Partnership has the power or obligation to indemnify under the provisions of the Act or otherwise.

Section 10.05    Survival of Indemnification and Advancement of Expenses; Third Party Beneficiaries

The obligations of the Partnership under this Article X create vested rights in the Indemnitees effective as of the date the Indemnitee first commences service for the Partnership, its Subsidiaries, and/or any other enterprise (as defined in Section 10.09). Indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall continue as to an Indemnitee who has ceased to be a Partner, Officer, Director or employee. The provisions of this Article X shall be deemed to be a contract between the Partnership and each Indemnitee. Except to the extent required by law, any amendment, modification or repeal of this Article X or any provision hereof that does not expand the rights of the Indemnitees (a) shall be prospective only and shall not in any way affect the Partnership’s liability to any such Indemnitee under this Article X, as in effect immediately prior to such amendment, modification, or repeal with respect to actions, suits, proceedings or claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such actions, suits, proceedings or claims may arise or be asserted and (b) shall not be effective unless the holders of a Class B Majority approve such amendment, modification or repeal pursuant to Section 9.07. The provisions of this Article X are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, and his or her heirs and legal representatives, (each of whom are intended third party beneficiaries) and shall be in addition to any other rights an Indemnitee may have under any contract, by law, or under any other arrangement.

Section 10.06    Limitation on Indemnification

Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification and advancement of expenses, the Partnership shall not be obligated to indemnify any Partner, Officer or Director in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

Section 10.07    Indemnification of Employees and Agents

The Partnership may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the Partnership and its Subsidiaries similar to those conferred in this Article X to the Indemnitees.

Section 10.08    Severability

The provisions of this Article X are intended to comply with the Act. To the extent that any provision of this Article X authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Partnership’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article X. If any provision of this Article X shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Article X shall not be affected thereby.

Section 10.09    Fiduciary Service

For purposes of this Article X, references to “other enterprise” shall include each Subsidiary of the Partnership, any employee benefit plan and any other entity (including a limited liability company, limited partnership or corporation), committee, association, joint venture, enterprise, trust or unincorporated operation that an Indemnitee is serving at the request of the Partnership; references to “fines” shall include any excise taxes assessed on a Person; and the Partnership shall be deemed to have requested, and references to “serving at the request of the Partnership” shall include, any service as a director, officer, employee, agent, trustee, fiduciary, consultant, administrator, representative, or delegate of or for the Partnership, any Subsidiary and/or any other enterprise, including any capacity with respect to an employee benefit plan, its participants, or beneficiaries.

Section 10.10    Exculpation

No Partner, Officer or Director of the Partnership will be liable to the Partnership or to any Partner for any act or failure to act, unless such Person’s action or failure to act constituted fraud, willful or intentional misconduct or criminal wrongdoing or gross negligence. The Partners, Officers and Directors of the Partnership will not be liable to the Partnership or to any Partner for such Person’s good faith reliance on the provisions of this Agreement. Except with respect to Section 9.05, Section 9.06 and Section 9.07, the Board of Directors may exercise any of the powers granted to it by this Agreement and perform its duties either directly or through its agents and it shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

Section 10.11    Indemnitor of First Resort

As a result of agreements or obligations arising outside of this Agreement, it may be the case that certain of the Indemnitees (“Sponsor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by (a) Riverstone or certain of its Affiliates (the “Riverstone Indemnitors”) or (b) the Initial Limited Partner, Pattern Energy or certain of their respective Affiliates (the “PEG Indemnitors”, and together with the Riverstone Indemnitors, the “Sponsor Indemnitors”). However, regardless of whether or not there are any such rights to indemnification, advancement of expenses or insurance provided by any Sponsor Indemnitor, (i) the Partnership is the indemnitor of first resort (i.e., the Partnership’s obligations to each Sponsor Indemnitee are primary and any obligation of the Riverstone Indemnitors or the PEG Indemnitors, as applicable, to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Sponsor Indemnitee are secondary) to the extent of the indemnification obligations of the Partnership hereunder, (ii) the Partnership shall be required to advance the full amount of expenses incurred by a Sponsor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Partnership and the Sponsor Indemnitees) and (iii) to the extent of the indemnification obligations of the Partnership hereunder, the Partnership hereby irrevocably waives, relinquishes and releases each of the Sponsor Indemnitors from any and all claims against any of the Sponsor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Regardless of any advancement or payment by the Sponsor Indemnitors on behalf of any Sponsor Indemnitee with respect to any claim for which a Sponsor Indemnitee has sought indemnification from the Partnership, to the extent of the indemnification obligations of the Partnership hereunder, (x) the foregoing shall not be affected and (y) the Riverstone Indemnitors or the PEG Indemnitors, as applicable, shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Indemnitee against the Partnership.

Section 10.12    Insurance

The Partnership may purchase and maintain insurance on behalf of any one or more Indemnitees and other Persons against any liability that may be asserted against or expense that may be incurred by such Person in connection with the activities of the Partnership, its Subsidiaries or other enterprises as to which the Partnership has requested service, whether or not the Partnership would have the power to indemnify such Person against such liability hereunder. The Partnership shall maintain policies of directors’ and officers’ liability insurance for the Board of Directors and all Officers with respect to claims arising from facts or events that occurred on or after the Initial Closing Date, including in respect of the matters contemplated by this Agreement.

Article XI

TRANSFER OF UNITS

Section 11.01    Request for Sale of Partnership by a Class A Majority

(a)                Subject to Section 11.13, a Class A Majority, at any time after the date of this Agreement, may give written notice to the Partnership and the Partners requiring a sale of the Partnership (an “Approved Sale”). An Approved Sale may be effected pursuant to a securities disposition (by unit sale, merger, consolidation or otherwise) or asset disposition, as determined by the Class A Majority in its sole discretion. Subject to the other provisions of this Section 11.01, each Partner hereby agrees to vote (to the extent any such vote is required) all of its Units in favor of an Approved Sale upon the written request of the Class A Majority. If the Approved Sale is structured as a (i) merger, consolidation or sale of assets, each Partner shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (ii) sale of Units, each Partner shall agree subject to the other provisions of this Section 11.01 to sell all of his, her or its Units or rights to acquire Units at the price and upon the payment terms approved by the Class A Majority. If the Class A Majority is subject to any indemnification holdback in the consideration paid to it for Units sold pursuant to this Section 11.01, any Class B Limited Partner who sells any of its Class A Units or Class B Units pursuant to the terms of this Section 11.01 shall be subject to the same indemnification holdback as the Class A Majority, in accordance with such Class B Limited Partner’s proportional share of the Units sold. Each Partner shall take all necessary actions in connection with the consummation of the Approved Sale as reasonably requested by the Class A Majority; provided, that no Partner shall be required to make any representation other than as to its ownership of its Units and no

Partner shall assume or incur any liability other than its pro rata share based on the Units sold of any such indemnification holdback.

(b)               In any Approved Sale:

(i)                 each class of Units shall be converted into or entitled to receive, as applicable, a proportionate amount of the aggregate consideration to be paid by the acquiring party, with such proportions to be determined by applying Section 7.01 of this Agreement to a Distributable Property amount equal to the sum of (a) the cash included in such consideration plus (b) the Fair Market Value of any non-cash property included in such consideration;

(ii)               each holder of Class A Units shall receive such holder’s proportionate share of the aggregate consideration to be allocated to Class A Units pursuant to Section 11.01(b)(i) of this Agreement based on the amount it is entitled to receive under Section 7.01; and

(iii)             each holder of a series of Class B Units shall receive such holder’s proportionate share of the aggregate consideration allocated to the series of the Class B Units pursuant to Section 11.01(b)(i) of this Agreement based on the amount it is entitled to receive under Section 7.01.

(c)                If the Approved Sale is a transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such transaction (including a merger, consolidation or other reorganization), the Partners (other than those qualifying as Accredited Investors) shall, at the request of a Class A Majority, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to such Class A Majority. If any Partner appoints a purchaser representative, the Partnership will pay the fees of such purchaser representative. If the consideration consists of securities and in order to qualify for an exemption from the Securities Act such securities cannot be sold to non-Accredited Investors, then the non-Accredited Investors shall be entitled to receive, in lieu of such securities, an amount, in cash, equal to the Fair Market Value (as determined pursuant to Section 11.09) of the portion of the Units held by the non-Accredited Investors that would otherwise be exchanged in consideration for such securities.

(d)               Partners shall bear their pro rata share (based upon the allocation set forth in Section 11.01(b)) of the costs of any sale of Units pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all Partners; all such costs that are incurred for the benefit of all Partners to be paid by the Partnership if not netted from the sales proceeds or paid by the acquiring party. Notwithstanding anything herein to the contrary, for purposes of this Section 11.01(d), costs incurred by the Class A Limited Partners or Class B Limited Partners in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Sale in accordance with this Section 11.01(d) shall be deemed to be for the benefit of all Partners for purposes of this Section 11.01. Costs incurred by Partners on their own behalf will not be considered costs of the transaction hereunder.

Section 11.02    Conversion to a Corporation; Qualified Public Offering

(a)                Subject to Section 11.13, the Board of Directors, with written Board Approval and the approval of a Class A Majority, may cause the conversion in connection with a Qualified Public Offering of the Partnership, or any portion thereof, into a corporation, including by (i) the Transfer of all of the assets of the Partnership, subject to the Partnership’s liabilities, or the Transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of any such corporations and the subsequent distribution of such shares, at such time as the Board of Directors may determine, to the Partners, (ii) conversion of the Partnership into a corporation pursuant to Section 17-219 of the Act (or any successor section thereto), (iii) Transfer by each Partner of Units held by such Partner to one or more corporations in exchange for shares of any such corporations (including by merger of the Partnership into a corporation) (or, in the case of any single purpose entity treated as corporation for U.S. federal income tax purposes that holds a direct or indirect interest in Riverstone (a “Blocker Corporation”), at the request of Riverstone, merge the Blocker Corporation into the corporation resulting from the Qualified Public Offering of the Partnership in a tax-free reorganization or otherwise structure the Qualified Public Offering so that the Blocker Corporation is not subject to a corporate-level tax on the Qualified Public Offering or subsequent dividend payments or sales of stock), or (iv) by filing an election pursuant to Treasury Regulation Section 301.7701-3(c) (each of (i), (ii) and (iii), a “Reorganization”). The Partners shall take all actions reasonably requested by the Board of Directors in connection with the consummation of such Reorganization, including without limitation consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Reorganization. The Partnership shall pay any and all reasonable organizational, legal and accounting expenses and filing fees incurred by the Partnership, the Class A Limited Partners and the Class B Limited Partners in connection with such Reorganization; provided, that the Partnership shall only have to pay for one counsel to represent the interests of all of the Class B Limited Partners and one counsel to represent the interests of all of the Class A Limited Partners.

(b)               In connection with any Reorganization as described in Section 11.02(a)(i) of this Agreement, the shares (which will be valued at their Fair Market Value immediately prior to the Qualified Public Offering) received will be distributed in accordance with Section 7.01 of this Agreement (as adjusted to take into account any Threshold Amount applicable to any series of Class B Units).

(c)                In connection with any Reorganization as described in Section 11.02(a)(i) of this Agreement:

(i)                 each class of Units shall be converted into a proportionate amount of the common stock of the resulting corporation, with such proportion to be determined by applying Section 7.01 of this Agreement to the total number of shares of common stock to be distributed upon conversion (which shares will be valued based on the valuation immediately prior to the Qualified Public Offering, less underwriting discounts and commissions, if any, and expenses);

(ii)               each holder of Class A Units shall receive such holder’s proportionate share of the aggregate number of shares to be allocated to Class A Units pursuant to Section 11.02(c)(i) of this Agreement based on the amount it is entitled to receive under Section 7.01; and

(iii)             each holder of Class B Units shall receive such holder’s proportionate share of the aggregate number of shares to be allocated to each series of the Class B Units pursuant to Section 11.02(c)(i) of this Agreement based on the amount it is entitled to receive under Section 7.01, provided that all shares received with respect to unvested Class B Units will be subject to the same vesting conditions as applied to such Class B Units.

If securities other than, or in addition to, common stock are issued to Unit holders by the resulting corporation in such Reorganization, each class or series of securities shall be allocated among the holders of Units as provided in this Section 11.02(c).

(d)               In connection with any such Reorganization as described in Section 11.02(a)(i) of this Agreement, each class of Units shall be converted into the right to receive the same series or class of securities of the corporation (in the case of Reorganizations described in Section 11.02(a)(i)) or the Partnership (in the case of Reorganizations described in Section 11.02(a)(i)) and such securities shall be allocated among the Class A Units and Class B Units, and among the holders of Class A Units and Class B Units, in the same manner as shares of common stock are allocated in the event of a Reorganization under Section 11.02(a)(i) of this Agreement as provided in Section 11.02(c) of this Agreement.

(e)                In connection with any Reorganization as provided in Section 11.02(a)(i) of this Agreement, (i) each holder of a particular class of Units shall receive the same form of securities and the same amount of securities per Unit of such class and if any holders of a class of Units are given an option as to the form and amount of securities to be received, each holder of such class of Units shall be given the same option and (ii) each holder of Units agrees to the Transfer of its Units in accordance with the terms of conversion or exchange, as applicable, as provided by the Board of Directors. Each holder of Units further agrees that as of the effective date of such conversion or exchange any Unit outstanding thereafter that shall not have been tendered for conversion or exchange shall represent only the right to receive a certificate representing the number of shares of any such corporations as provided in the terms of such conversion or exchange.

(f)                If the Board of Directors approves a Qualified Public Offering, the Partners shall take all necessary or desirable actions reasonably requested by the Partners in connection with the consummation of such Qualified Public Offering, including without limitation compliance with the requirements of all laws and regulatory bodies that are applicable or that have jurisdiction over such Qualified Public Offering. If such Qualified Public Offering is an underwritten offering:

(i)                 and the managing underwriters advise the Partnership in writing that in their opinion the Partnership’s capital structure would adversely affect the marketability of the offering, each Partner shall consent to and vote for a recapitalization, reorganization or exchange (each, a “Recapitalization”) of any class of the Partnership’s equity securities into securities that the managing underwriters and the Board of Directors find acceptable and shall take all necessary and desirable actions in connection with the consummation of such Recapitalization; provided that each holder of a class of Units shall receive the same type of security with the same value per Unit (other than differences based upon differences in the amount of yield accrued on such Units since their respective dates of issuance) and shall be subject to the same restrictions on lock-up and transferability unless otherwise agreed to by the Partners; and

(ii)               if requested by the managing underwriters, each of the Partners shall execute customary lock-up agreements with respect to their Units and/or any securities received by them in any attendant Reorganization or Recapitalization.

(g)               In connection with a Reorganization or Recapitalization associated with a Qualified Public Offering, any Class A Limited Partner that is a qualified institutional buyer (as defined in Rule 144A promulgated under the Securities Act) may elect to receive distributions with respect to its Class A Units in cash, in lieu of shares.

(h)               The provisions of this Section 11.02 are not intended to and shall not in any way diminish the power and authority of the Board of Directors as set forth in Section 9.01 of this Agreement or any other provision of this Agreement.

Section 11.03    Demand Registration Rights

(a)                General. If the Partnership (or successor entity) (for purposes of this Section 11.03 and Section 11.04, the “Public Entity”) shall receive from holder(s) of a Class A Majority after six (6) months after the Public Entity has closed a Qualified Public Offering, a written request that the Public Entity file a registration statement with respect to Registrable Securities (the sender(s) of such request or any similar request pursuant to this Section 11.03 and Section 11.04 shall be known as the “Initiating Holder(s)”), then the Public Entity shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 11.03, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered. The Public Entity shall not be obligated to take any action to effect any such registration:

(i)                 after it has effected three (3) such registrations pursuant to this Section 11.03, and such registrations have been declared or ordered effective;

(ii)               within six (6) months of a registration pursuant to this Section 11.03 that has been declared or ordered effective;

(iii)             during the period starting with the date sixty (60) days prior to its good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Public Entity-initiated registration (other than a registration relating solely to the sale of securities to employees of the Public Entity pursuant to a stock option, stock purchase or similar plan or to a Rule 145 transaction), provided that the Public Entity is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv)             where the anticipated aggregate offering price, net of any underwriting discounts or commissions, is equal to or less than twenty-five million dollars ($25,000,000);

(v)               if the Public Entity shall furnish to such Initiating Holder(s) a certificate signed by the President of the Public Entity stating that in the good faith judgment of the board of directors it would be seriously detrimental to the Public Entity and its equity holders for such registration statement to be filed at the time filing would be required and it is therefore essential to defer the filing of such registration statement, the Public Entity shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Holders, and provided, further, that the Public Entity shall not defer its obligation in this manner more than once in any twelve (12) month period;

(vi)             in any particular jurisdiction in which the Public Entity would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vii)           unless the Registrable Securities are to be distributed by means of a firm commitment underwriting.

(b)               The Public Entity (together with all Holders proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Public Entity in its sole discretion. Notwithstanding any other provision of this Section 11.03, if the underwriter advises the Initiating Holders that marketing factors require a limitation of the number of shares to be underwritten, the Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among the Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing of the registration statement. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Public Entity, the managing underwriter and the Initiating Holders. The Registrable Securities so excluded or withdrawn shall not be Transferred in a public distribution prior to ninety (90) days after the effective date of such registration. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Public Entity shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 11.03(b). If the underwriter has not limited the number of Registrable Securities to be underwritten, the Public Entity may include securities for its own account if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

Section 11.04    Piggyback Registration Rights.

(a)                If, at any time or from time to time, beginning with the Public Entity’s Qualified Public Offering, the Public Entity shall determine to register any of its securities for its own account in connection with an underwritten offering of its securities to the general public for cash on a form which would permit the registration of Registrable Securities (including but not limited to the Public Entity’s Qualified Public Offering), the Public Entity will:

(i)                 promptly give to each Holder written notice thereof; and

(ii)               include in such registration and in the underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after mailing or personal delivery of such written notice from the Public Entity, by any Holders, except as set forth in Section 11.04(b).

(b)               Underwriting. The right of any Holder to registration pursuant to this Section 11.04 shall be conditioned upon such Holder’s participation in the underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Public Entity) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Public Entity. Notwithstanding any other provision of this Section 11.04, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Public Entity shall so advise all Holders whose securities would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated in the following manner: (i) first, to the Public Entity for securities being sold for its own account; then (ii) among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such registration held by such Holders at the time of filing the registration statement, or, if so determined by the underwriter, all Registrable Securities shall be excluded from each registration and underwriting. If any Holder disapproves of the terms of any such underwriting, the Holder may elect to withdraw therefrom by written notice to the Public Entity and the underwriter. Any Registrable Securities so excluded or withdrawn shall not be Transferred in a public distribution prior to ninety (90) days after the effective date of such registration statement.

Section 11.05    Tag Along Rights

(a)                Subject to Section 11.13, if one or more Class A Limited Partners or any of their Affiliates (collectively, a “Selling Partner”) desires to effect (i) a Transfer of Units representing 50% or more of the outstanding Class A Units in a single transaction or a series of related transactions, or (ii) a Transfer of Units that when aggregated with all other prior Transfers of Class A Units (whether or not constituting a Tag Sale) equals 50% or more of the total Class A Units issued by the Partnership under this Agreement (each Transfer of Units under clause (i) or (ii) a “Tag Sale,” and any subsequent Transfer of Units shall also be deemed a Tag Sale) and it does not elect to exercise its rights, if any, under Section 11.01 of this Agreement to require each non-Selling Partner (each, a “Co-Seller”) to Transfer their Units, then at least fifteen (15) days prior to the closing of such Tag Sale, the Selling Partner shall make a written offer (the “Participation Offer”) to each Co-Seller to include in the proposed Tag Sale a portion of:

(i)                 the number of Class A Units equal to the product of:

(A)             the sum of (x) the total number of Class A Units owned by the Co-Seller immediately prior to the Tag Sale and (y) the aggregate number of such Co-Seller Class A Units previously sold in Tag Sales; and

(B)              the sum of (x) the percentage of the total number of Class A Units being sold by the Selling Partner in the Tag Sale and (y) the percentage of the total number of Class A Units previously sold by all Selling Partners prior to the Tag Sales;

minus the aggregate number of such Co-Seller’s Class A Units previously sold in Tag Sales; and

(ii)               the number of Class B Units equal to the product of:

(A)             the sum of (x) the total number of Class B Units owned by the Co-Seller immediately prior to the Tag Sale and (y) the aggregate number of such Co-Seller Class B Units previously sold in Tag Sales; and

(B)              the sum of (x) the percentage of the total number of Class A Units being sold by the Selling Partner in the Tag Sale and (y) the percentage of the total number of Class A Units previously sold by all Selling Partners prior to the Tag Sales;

minus the aggregate number of such Co-Seller’s Class B Units previously sold in Tag Sales.

Notwithstanding the foregoing, if the consideration to be received by the Selling Partner includes any securities, then, unless the Selling Partner and the Transferee both reasonably determine that an exemption is otherwise available under the Securities Act and all applicable state securities laws for such transaction, only Co-Sellers who have certified to the reasonable satisfaction of the Selling Partner that they are Accredited Investors shall be entitled to receive securities; the non-Accredited Investors shall be entitled to receive from the Partners selling Units in the applicable transaction, pro rata, in lieu of such securities, an amount, in cash, equal to the Fair Market Value (as determined pursuant to Section 11.09) of the portion of the Units held by the non-Accredited Investors that would otherwise be exchanged in consideration for such securities. The Units of any Co-Seller sold in any Tag Sale shall entitle such Co-Seller to receive the amount which such Co-Seller would receive if Section 7.01 of this Agreement were applied to the Tag Sale Value for a particular Tag Sale, and, as a result of such application, amounts would be distributed to the holders of Units pursuant to Section 7.01 of this Agreement. For the avoidance of doubt, the terms of this Section 11.05 shall continue following a Qualified Public Offering.

(b)               The Participation Offer shall describe the terms and conditions of the proposed Tag Sale (including the number of Units to be sold) which shall be no less favorable than the terms and conditions obtained by the Selling Partner and shall be conditioned upon (i) the consummation of the transactions contemplated in the Participation Offer with the Transferee named therein and (ii) each Co-Seller’s execution and delivery of all agreements and other documents as the Selling Partner is required to execute and deliver in connection with such Tag Sale. If any Co-Seller shall accept the Participation Offer by written notice to the Selling Partner within ten (10) days after the date on which such Co-Seller receives the Participation Offer, the Selling Partner shall reduce, to the extent necessary, the number of Class A Units it otherwise would have sold in the proposed Transfer so as to permit those Co-Sellers who have accepted the Participation Offer to sell the number of their Units that they are entitled to sell under this Section 11.05 and the Selling Partner and such Co-Sellers shall Transfer the number of Units specified in the Participation Offer to the proposed Transferee in accordance with the terms of such Transfer as set forth in the Participation Offer. If any Selling Partner is subject to any indemnification holdback in the consideration paid to it for Units sold pursuant to this Section 11.05, any Class B Limited Partner who sells any of its Units pursuant to the terms of this Section 11.05 shall be subject to the same indemnification holdback as the Selling Partner, in accordance with such Class B Limited Partner’s proportional share of the Units sold.

Section 11.06    Certain Events Not Deemed Transfers

In no event shall any exchange, reclassification, or other conversion of Units into any cash, securities, or other property pursuant to a merger or consolidation of the Partnership with, or any sale or Transfer by the Partnership of all or substantially all its assets to, any Person constitute a Tag Sale for purposes of Section 11.05 of this Agreement. In addition, Section 11.05 of this Agreement shall not apply to any Transfer, sale or disposition of Units to an Affiliate of a Partner.

Section 11.07    Transfer and Exchange

When Units are presented to the Partnership with a request to register the Transfer of such Units or to exchange such Units for Units of other authorized denominations, the Partnership shall register the Transfer or make the exchange as requested if the requirements of this Agreement for such transaction are met; provided, however, that the Units surrendered for Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Partnership, duly executed by the holder thereof or its attorney and duly authorized in writing. No service charge shall be made for any registration of Transfer or exchange, but the Partnership may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Section 11.08    Vesting Terms; Redemption/Forfeiture

(a)                General. All Transferees (including spouses and former spouses) of holders of Class B Units shall be subject to this Section 11.08 regardless of the fact that any such Transferee is not an employee of the Partnership or its Subsidiaries (i.e., if the employment of the Class B Limited Partner who Transferred the Class B Units to such Transferee is terminated, this Section 11.08 shall apply to such Class B Units regardless of their ownership).

(b)               Vesting Schedule. Subject to Section 11.08(c)(iii) of this Agreement, the Class B Units held by a Class B Limited Partner shall vest in equal installments of 25% annually over a four year period, beginning on the Grant Date. Unvested Class B Units shall fully vest upon the occurrence of (i) a Qualified Public Offering, (ii) a Liquidation Event, (iii) a Transfer in a single transaction or a series of related transactions of 50% or more of the outstanding Class A Units, (iv) an Approved Sale or (v) a Reorganization; provided that, in the case of (ii) and (iii), if requested by the third-party buyer or merger partner, and subject to clause (D) below:

(A)             if the transaction or event does not permit or result in distributions or payments (whether upon a sale or otherwise) with respect to the Class B Units that were vested immediately prior to the transaction or event, then all Class B Units shall be immediately vested except Class B Units equal to the 25% of the Class B Units that were unvested immediately prior to the transaction or event (the “Retained Units”) shall continue to be unvested and held by the Class B Limited Partner holding such Units subject to clause (C) below;

(B)              if the transaction or event permits or results in distributions or payments (whether upon a sale or otherwise) with respect to the Class B Units that were vested immediately prior to the transaction or event, then all Class B Units shall be immediately vested except the cash or other items that would have been distributed or paid with respect to Class B Units equal to the 25% of the Class B Units that were unvested immediately prior to the transaction or event net of the Assumed Tax Liability with respect thereto (which shall be immediately distributed) (the “Withheld Items”) shall be withheld subject to clause (C) below;

(C)              Retained Units under clause (A) above and all Withheld Items under clause (B) above shall be immediately vested or released, as the case may be, to the relevant Class B Limited Partners upon the earlier of the first anniversary of the consummation of any transaction or event described in Section 11.08(b)(i) and the fourth anniversary of the date of the issuance of such Class B Units. Prior to such release, the Retained Units and Withheld Items shall be subject to the forfeiture and redemption provisions consistent with the terms of Section 11.08(c) as if they were unvested Class B Units. In addition, upon a Class B Limited Partner ceasing to be an Employee for any reason other than Cause, the vesting of the terminated Class B Limited Partner’s Class B Units, in the sole discretion of the Board of Directors, may be accelerated. As to Retained Units, the Class B Limited Partners shall be entitled to receive distributions of the Assumed Tax Liabilities prior to the release and other distributions with respect thereto shall be treated as Retained Distributions;

(D)             such third-party buyer or merger partner must agree to establish mechanisms, reasonably acceptable to the Holders of a majority in interest of such the Retained Units and/or Withheld Items, to assure that such holders shall receive any Withheld Items, Retained Distributions allocable to such holders subject to the vesting and other provisions of clause (C) above.

(c)                Redemption/Forfeiture.

(i)                 If a Limited Partner ceases to be an Employee as a result of termination by a member of the PEG Group for Cause, (A) all Class B Units (whether vested or unvested) held by such Limited Partner shall be automatically forfeited to the Partnership at the termination date without further action on the part of the Partnership or such former Employee and (B) the Partnership will have the option to repurchase any Class A Units owned by such former Employee for the Fair Market Value of such Class A Units, provided that the Partnership must consummate such repurchase within thirty (30) days of such Limited Partner’s termination.

(ii)               If a Limited Partner ceases to be an Employee as a result of such Limited Partner’s termination other than for Good Reason, (A) all unvested Class B Units held by such Limited Partner shall automatically be forfeited to the Partnership at the termination date without further action on the part of the Partnership or such former Employee and (B) the Partnership will have the option to repurchase any Class A Units and any vested Class B Units owned by such former Employee for the Fair Market Value of such Units, provided that the Partnership must consummate such repurchase within thirty (30) days of such Class B Limited Partner’s termination.

(iii)             If a Limited Partner ceases to be an Employee as a result of (A) termination by a member of the PEG Group for other than Cause, (B) non-renewal by a member of the PEG Group of such Limited Partner’s Employment Agreement prior to the full vesting of the initial Class B Units issued to such Class B Limited Partner, (C) Good Reason, or (D) death or Disability, (1) vesting of any unvested Class B Units owned by such Limited Partner shall be accelerated by twelve (12) months, (2) any Class B Units owned by such Limited Partner that remain unvested after taking into account such twelve-month acceleration shall automatically be forfeited to the Partnership at the termination date without further action on the part of the Partnership or such former Employee and (3) the Partnership will have the option to repurchase any vested Class B Units and any Class A Units owned by such former Employee for the Fair Market Value of such Units, provided that the Partnership must consummate such repurchase within thirty (30) days of such Limited Partner’s termination.

(iv)             Each Limited Partner explicitly acknowledges and agrees that, if the Partnership elects to repurchase any Class B Units or any Class A Units pursuant to the provisions of Section 11.08(c)(i), (ii), or (iii) above, then such Limited Partner shall be selling his goodwill in the Partnership and otherwise disposing of his ownership interest in the Partnership, and in consideration for such sale and disposal, except as otherwise permitted in such Class B Limited Partner’s Employment Agreement, if applicable, or with respect to a Class B Limited Partner as of the Effective Date, the Amended and Restated Agreement of Limited Partnership of the Initial Limited Partner, expressly agrees that for a period of twelve (12) months after the consummation of the repurchase contemplated by Section 11.08(c)(i), (ii), or (iii) he shall not, directly or indirectly, without prior written approval of the Partnership, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:

(A)             engage or participate within the Market Area in a Competitive Business;

(B)              solicit any Employee to terminate his or her employment with any member of the PEG Group; or

(C)              engage or participate in an auction or sale process for assets or solicit any counterparty for the delivery of power as to which the Partnership or any of its Subsidiaries had been, at the time of his termination, targeting or evaluating for development, negotiating for any option or acquisition, or preparing to act as a participant in any auction or sale process (the “Identified Development Properties”).

The covenants in this Section 11.08(c)(iv) are severable and separate and the unenforceability of any specific covenant shall not affect the provisions of any other covenant in this Agreement.

Because of the difficulty in measuring economic losses to the Partnership as a result of a breach of any of the covenants in this Section 11.08(c)(iv), and because of the immediate and irreparable damage that could be caused to the Partnership for which it would have no other adequate remedy, the Class B Limited Partner agrees that the covenants in this Section 11.08(c)(iv) may be enforced by the Partnership, in the event of a breach, by injunctions and restraining orders and that such enforcement is in addition to all other rights and remedies that may be available to the Partnership at law and equity.

As used in this Section 11.08(c)(iv), the term “Market Area” shall mean any area within a 100 mile radius from (i) the location of a power generation or transmission facility in which the Partnership or its Subsidiaries have an economic or other business interest and (ii) the Identifiable Development Properties. The term “Competitive Business” shall mean any business in which: (i) the Partnership or any of its Subsidiaries have engaged during the term of the Class B Limited Partner’s employment; and (ii) continues to engage during some or all of the restrictive period referenced in this Section 11.08(c)(iv). For the avoidance of doubt, with respect to each Class B Limited Partner as of the Effective Date, nothing herein shall limit or restrict, or be deemed a “Competitive Business” with, any activities described in this Section 11.08(c)(iv) by such Class B Limited Partner to the extent any such activity is otherwise permitted under such Class B Limited Partner’s Employment Agreement or the Amended and Restated Agreement of Limited Partnership of the Initial Limited Partner.

(v)               Unless the Board of Directors elects to make payment in cash, payment for any Units purchased by the Partnership pursuant to Section 11.08(c)(i) of this Agreement shall be in the form of a promissory note, subordinated to all indebtedness for borrowed money of the Partnership that the Board of Directors determines are senior to such promissory note, with principal payable at the earlier of (i) the re-sale or other monetization of all or a portion of the repurchased vested Units to the extent of the proceeds of the sale or (ii) five (5) years from issuance and with interest to be paid annually on the unpaid balance of such principal at a rate that is equal to the interest rate, on the date of issuance, that is publicly quoted by J.P. Morgan Chase & Co. or its successor as its prime commercial or similar reference interest rate; provided, however, that payments of amounts due on such promissory note shall be accelerated to the extent necessary to cover any tax liability attributed to such Partner that is associated with such promissory note, as such amounts become due and are required to be paid.

(vi)             Unless the Board of Directors elects to make payment in cash, payment for any Units purchased by the Partnership pursuant to Section 11.08(c)(ii) of this Agreement shall be in the form of a promissory note, subordinated to all indebtedness for borrowed money of the Partnership that the Board of Directors determines are senior to such promissory note, with principal and interest payable quarterly, amortized equally over three (3) years, at a rate that is equal to the interest rate, on the date of issuance, that is publicly quoted by J.P. Morgan & Co. or its successor as its prime commercial or similar reference interest rate; provided, however, that payments of amounts due on such promissory note shall be accelerated to the extent necessary to cover any tax liability attributed to such Partner that is associated with such promissory note, as such amounts become due and are required to be paid. Notwithstanding the foregoing, if a sale or other monetization of all or a portion of the repurchased vested units occurs prior to the maturity of the note issued pursuant to this Section 11.08(c)(vi), the Partnership shall pay to the Class B Limited Partner the proceeds from such sale to the extent of the remaining unpaid balance (and accrued but unpaid interest) at the time of such sale or other monetization. Notwithstanding the foregoing, if the total payment due to a Limited Partner for any Units purchased by the Partnership pursuant to Section 11.08(c)(ii) is less than $1,000,000, payment shall be made in cash.

(vii)           Payment for the Units purchased by the Partnership pursuant to Section 11.08(c)(iii) of this Agreement shall be made in cash.

(viii)         Notwithstanding any other provision of this Agreement, if a Class B Limited Partner ceases to be an Employee and the Board of Directors with at least one Management Designee determines within ninety (90) days following the termination that Cause exists or existed on such termination (including by virtue of a material breach of an obligation to the Partnership under this Agreement or any employment agreement after such termination), (i) the percentage of Class B Units held by such Class B Limited Partner which have vested shall be reduced to 0% and all Class B Units held by such Class B Limited Partner or his direct or indirect Transferees shall automatically be forfeited to the Partnership without further action on the part of the Partnership or such Employee and (ii) to the extent that the Partnership has previously repurchased any Class B Units held by such Class B Limited Partner, all consideration for such Class B Units previously paid by the Partnership must be returned by the Class B Limited Partner to the Partnership.

(d)               Recapture of Class B Units held by Management Holdco. Any Management Holdco shall issue Management Holdco LLC Units only to Employees. The number of Management Holdco LLC Units outstanding shall at all times equal the number of Class B Units held by such Management Holdco. The limited liability company agreement of Management Holdco shall provide for the vesting, forfeiture and repurchase of Management Holdco LLC

Units on terms equivalent to those set forth in this Section 11.08. If any Management Holdco LLC Units are forfeited to Management Holdco, an equal number of Class B Units held by Management Holdco shall be forfeited to the Partnership. If Management Holdco has the right to repurchase any Management Holdco LLC Units, Management Holdco shall exercise such right as directed by the Partnership. If the Partnership directs Management Holdco to repurchase any Management Holdco LLC Units, the Partnership shall repurchase an equal number of Class B Units from Management Holdco for the same consideration. Any such repurchase of Class B Units from Management Holdco may be structured in an alternative method, as determined by the Board of Directors, provided it is not economically disadvantageous to the applicable Employee.

Section 11.09    Determination of Fair Market Value

(a)                For purposes of this Agreement, the “Fair Market Value” of any property means, as of any time of determination, the then fair market value of such property as determined in good faith by the Board of Directors, which determination shall be conclusive for all purposes; provided, however, that (i) solely with respect to the valuation of Class A Units and Class B Units pursuant to Section 11.08(c), Section 12.03(b), or Section 12.03(d) of this Agreement, the Fair Market Value of any such Class A or Class B Units shall be determined in accordance with the provisions of Section 11.09(b) and Section 11.09(c) of this Agreement and (ii) solely with respect to the valuation of Class A Units for purposes of Section 5.02(c), the Fair Market Value of such Class A Units shall be determined by an Independent Advisor selected by the Board of Directors pursuant to Section 5.02(c) in accordance with the provisions of Section 11.09(c) of this Agreement.

(b)               The Fair Market Value of a Class A Unit or Class B Unit shall be determined, as of the effective date of the end of the Limited Partner’s active employment by a member of the PEG Group pursuant to Section 11.08(c) or as of the date the Partnership exercises its repurchase right pursuant to Section 12.03, by the Board of Directors in its good faith reasonable discretion, using the Partnership’s most recent previously issued annual or semi-annual financial statements and reserve reports available on the date on which such determination is being made by the Board of Directors. The Board of Directors shall provide prompt written notice to the Limited Partner (or spouse or former spouse) of its determination. The purchase of such Class A and/or Class B Interests shall close promptly thereafter, but in no case more than twenty (20) Business Days of, the giving of such notice.

(c)                In the event that a Limited Partner (or spouse or former spouse) does not agree with any determination of the Fair Market Value of such Limited Partner’s (or spouse’s or former spouse’s) Class A Units or Class B Units, then within twenty (20) Business Days after the consummation of the purchase of Class A and/or Class B Units pursuant to Section 12.03 or Section 11.08(b)(i), the Limited Partner (or spouse or former spouse) shall notify the Board of Directors in writing of the existence of a dispute. The Limited Partner (or spouse or former spouse) and the Board of Directors shall seek to resolve the dispute for twenty (20) Business Days. In the event that no resolution is reached, the Board of Directors shall promptly select three nationally-recognized investment banking firms that have not had a direct or indirect substantial relationship with the Partnership within the last two years and notify the Limited Partner (or spouse or former spouse) thereof. The Limited Partner (or spouse or former spouse)

shall promptly select one of the three investment banking firms and notify the Partnership thereof. If the Partnership has not received notice of selection of one of the investment banking firms within twenty (20) days of the date it gave notice to the Limited Partner (or spouse or former spouse) of the three investment banking firms, then the Board of Directors shall select one of such three. The investment banking firm selected as provided above with respect to the purchase of Class A Units and/or Class B Units pursuant to Section 12.03 or Section 11.08(b)(i) or selected by the Board of Directors pursuant to Section 5.02(c) (the “Independent Advisor”) shall promptly adjust or determine the Fair Market Value (as applicable). The Independent Advisor shall render its decision within twenty (20) Business Days and such decision shall be final and binding upon the parties. If the Fair Market Value as determined by the Independent Advisor is greater than the amount paid by the Partnership to the Limited Partner pursuant to Section 11.09(b), Section 12.03(b) or Section 12.03(d), or used as the basis for determining the number of Class A Units issued pursuant to Section 5.02(c), the Partnership will pay the Limited Partner an amount equal to the difference between such Fair Market Value as determined by the Independent Advisor and such amount paid by the Partnership pursuant to Section 11.09(b), Section 12.03(b) or Section 12.03(d), or shall reduce retroactively the number of Class A Units issued pursuant to Section 5.02(c), in a timely manner. If the Fair Market Value as determined by the Independent Advisor is less than the amount paid by the Partnership to the Limited Partner pursuant to Section 11.09(b), Section 12.03(b) or Section 12.03(d), the Limited Partner will pay the Partnership an amount equal to the difference between such Fair Market Value as determined by the Independent Advisor and such amount paid by the Partnership pursuant to Section 11.09(b), Section 12.03(b) or Section 12.03(d), or the Partnership shall issue retroactively an additional number of Class A Units pursuant to Section 5.02(c), in a timely manner. With respect to any valuation relating to Section 11.09(b), Section 12.03(b), Section 12.03(d), in the event that (i) the Independent Advisor’s determination of Fair Market Value is more than 5% higher than the original determination made by the Board of Directors, the Partnership shall pay 100% of the cost of retaining the Independent Advisor, (ii) the Independent Advisor’s determination of Fair Market Value is more than 5% lower than the original determination made by the Board of Directors, the Limited Partner (or spouse or former spouse) requesting the Independent Advisor shall pay 100% of the cost of retaining the Independent Advisor, and (iii) in all other instances the Partnership shall pay 50% of the fees and expenses of retaining the Independent Advisor and the Limited Partner (or spouse or former spouse) the other 50%. With respect to any valuation relating to Section 5.02(c), the Partnership shall pay 100% of the cost of retaining the Independent Advisor.

Section 11.10    Substituted Limited Partners

(a)                Unless a Transferee becomes a Substituted Limited Partner in accordance with Section 11.10(b), such Transferee shall not be entitled to any of the rights granted to a Limited Partner hereunder.

(b)               Except with respect to allocations of forfeited Class A Interests pursuant to Section 11.09(c), a Transferee of all or part of a Class A Interest or a Class B Interest in accordance with Section 12.01 shall become a Substituted Limited Partner entitled to all the rights of a Class A Limited Partner or Class B Limited Partner (relating to the Transferred portion of the Partnership Interest), respectively, if, and only if, (i) the Transferring Limited Partner requests the Transferee be granted such right and (ii) the Transferee executes and delivers such instruments (including Exhibit G) in form and substance satisfactory to the Board of Directors, as the Board of Directors may deem necessary or desirable to effect such substitution. The Partnership shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made to such owner until such time as a Transfer of such interest that complies with the terms of this Agreement has been effected. For the sake of clarity, in the event a Class A Limited Partner makes a Transfer of any of its Class A Interests, this Section 11.10 will apply to the admission of the Transferee as a Substitute Limited Partner and Section 13.01 shall not apply.

Section 11.11    Transfer of Rights

Subject to Section 11.12, in connection with the Transfer of Class A Units, the rights of the Riverstone Group under this Article XI with respect to such Units may be assigned or Transferred in whole or in part by the Riverstone Group without any consent or other action on the part of any other party hereto.

Section 11.12    Transfer

Notwithstanding the foregoing, without the prior consent of the Board of Directors, no Partner shall Transfer all or any part of its Units in such a manner that, after the Transfer, the Partnership would become taxable as a corporation for U.S. federal income tax purposes or if the Transfer, when added to other Transfers during the preceding twelve months, would result in a termination of the Partnership within the meaning of Section 708 of the Code.

Section 11.13    Taxable Non-Cash Transactions

Notwithstanding Section 7.02, Section 11.01, Section 11.02, or Section 11.05, the Partnership shall not make any distribution other than in cash or Marketable Securities that are not Restricted Securities, and neither the Partnership nor any Partner shall make or permit any Approved Sale, Reorganization, Recapitalization or Tag Sale not made solely for cash consideration or Marketable Securities that are not Restricted Securities (each, a “Taxable Non-Cash Transaction”), in each case, if the Assumed Non-Cash Transaction Tax Liability of any Partner arising as a result of such Taxable Non-Cash Transaction would exceed the amount of cash or Marketable Securities that are not Restricted Securities distributable or payable to such Partner in connection with such Taxable Non-Cash Transaction (such Partner, an “Affected Partner”), unless such Taxable Non-Cash Transaction is approved by either (i) all of the Affected Partners or (ii) the Class A Majority and the Class B Majority.

Article XII

LIMITATIONS ON TRANSFERS

Section 12.01    Restrictions on Transfer

(a)                Except as otherwise contemplated by this Section 12.01, Section 11.01, Section 11.02 and Section 11.05 of this Agreement and except for the Transfer of Class A Units by any member of Riverstone Group which may be made without the approval of the Board of Directors or any other Partner, the Units shall not be Transferred or otherwise conveyed, assigned or hypothecated before satisfaction of (a) the conditions specified in this Section 12.01, (b) if applicable, the provisions of Article XI hereof and (c) consent of the Board of Directors in its sole discretion. Any purported Transfer in violation of this Article XII and/or, if applicable, the provisions of Article XI hereof shall be void ab initio and of no force or effect. Other than Transfers pursuant to Article XI hereof, each Partner will cause any proposed Transferee of any Unit to agree in writing, in an instrument in form and substance reasonably satisfactory to the Partnership, to take and hold such securities subject to the provisions and upon conditions specified in this Agreement. No Person shall make or suffer any Transfer of its, his or her Units if such Transfer would (a) cause the Partnership or any Partner to become subject to regulation under either the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or (b) violate the registration provisions of the Securities Act or the registration or qualification provisions of any applicable securities law. Notwithstanding anything else to the contrary herein, Riverstone may effect Transfers at any time without consent of the Board of Directors or any other Partner.

(b)               Any Limited Partner who is an individual may Transfer by way of gift all or any of its Units to a spouse, lineal ancestor, lineal descendant, legally adopted child, brother or sister of such Partner, or lineal descendant or legally adopted child of a brother or sister of such Partner (a “Family Member”) or to a trust or other entity whose sole and exclusive beneficiaries are such Partner and/or Family Members of such Partner, but only to the extent (i) such Transferee executes and delivers to the Partnership an Adoption Agreement in the form of Exhibit G hereof, and (ii) the Board of Directors consents to such Transfer, which consent shall not be unreasonably withheld.

(c)                The Class B Limited Partners may Transfer Class B Units to other Employees (including those who are already Class B Limited Partners) without approval of the Board or the restrictions in this Agreement, provided that the Transferring Class B Limited Partner provides the Board with ten (10) days prior written notice of the proposed Transfer and the Board has not provided written objection to such Transfer within such period. Any such Person to whom a Transfer is made shall be obligated to enter into this Agreement if such Person was not a Class B Limited Partner prior to the Transfer. The Board of Directors will reasonably cooperate with the Transferring Class B Limited Partner in effecting the Transfer. The Tax Matters Partner shall make such adjustments to the Capital Account maintenance and allocation provisions in Section 5.06 and Article VI as it reasonably determines necessary to account for such Transfer.

Section 12.02    Restrictive Legends

(a)                Securities Act Legend. Each Unit held by a Partner, and each Unit issued to any subsequent Transferee of such Unit, if certificated, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE

DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

(b)               Other Legends. Each Unit issued to each Partner or to a subsequent Transferee, if certificated, shall include a legend in substantially the following form:

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PATTERN ENERGY GROUP HOLDINGS 2 LP DATED EFFECTIVE AS OF JUNE 16, 2017. A COPY OF WHICH MAY BE OBTAINED FROM PATTERN ENERGY GROUP HOLDINGS 2 LP AT ITS PRINCIPAL EXECUTIVE OFFICES.

Section 12.03    Spouses

(a)                As a condition to becoming or remaining a Limited Partner, each Limited Partner that is an individual and is or becomes married, shall cause his spouse to execute an agreement in the form of Exhibit F hereof. If an existing Limited Partner fails to have his or her spouse execute such agreement, the Limited Partner shall thereafter lose all their rights hereunder except for the rights of a mere assignee under the Act and the Board of Directors shall thereafter have all voting rights with respect to his or her interest.

(b)               Any Units held by an individual who has failed to cause his or her spouse to execute an agreement in the Form of Exhibit F and any Units held by a person who is an assignee shall be subject to the option of the Partnership or the Riverstone Group or any of their respective Affiliates to acquire all of such Units for the Fair Market Value of the Class A Units and the then vested Class B Units.

(c)                In the event of a property settlement or separation agreement between a Limited Partner and his or her spouse, such Limited Partner shall use his or her best efforts to assign to his or her spouse only the right to share in profits and losses, to receive distributions, and to receive allocations of income, gain, loss, deduction or credit or similar item to which the Limited Partner was entitled, to the extent assigned.

(d)               If a spouse or former spouse of a Limited Partner acquires a Unit in the Partnership without prior Board Approval, such spouse or former spouse hereby grants, as evidenced by Exhibit F, an irrevocable power of attorney (which shall be coupled with an interest) to the original Limited Partner who held such Units, as the case may be, to vote or to give or withhold such approval as such original Limited Partner shall himself or herself vote or approve with respect to such matter and without the necessity of the taking of any action by any such spouse or former spouse. Such power of attorney shall not be affected by the subsequent disability or incapacity of the spouse or former spouse granting such power of attorney.

Furthermore, such spouse or former spouse agrees that the Partnership or the Riverstone Group or any of their respective Affiliates shall have the option at any time to purchase all of such Units for the Fair Market Value of the Class A Units and the then vested Class B Units.

Section 12.04    Termination of Certain Restrictions

Notwithstanding the foregoing provisions of this Article XII, the legend requirements of Section 12.02(a) of this Agreement shall terminate as to any Unit (a) when and so long as such Unit shall have been effectively registered under the Securities Act and disposed of pursuant thereto or disposed of pursuant to the provisions of Rule 144 thereof or (b) when the Partnership shall have received an opinion of counsel (or such other evidence) reasonably satisfactory to it that such Unit may be Transferred without registration thereof under the Securities Act and that such legend may be removed. Whenever the restrictions imposed by Section 12.02(a) of this Agreement shall terminate as to any Unit, the holder thereof shall be entitled to receive from the Partnership, at the Partnership’s expense, a new Unit not bearing the restrictive legend set forth in Section 12.02(a) of this Agreement.

Article XIII

ISSUANCE OF ADDITIONAL UNITS

Section 13.01    Issuance of Additional Units

Subject to the provisions of Section 9.05, Section 9.06, Section 9.07, and Section 15.05 of this Agreement, the Board of Directors is hereby authorized to cause the Partnership from time to time to issue to any Person or Persons additional Units in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as shall be determined by the Board of Directors in its sole and absolute discretion and without the approval of any of the Partners, including, but not limited to, (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Units, (b) the right of each such class or series of Units to share in Partnership distributions, (c) the rights of each such class or series of Units upon dissolution and liquidation of the Partnership, (d) the price at and the terms and conditions on which such class or series of Units may be redeemed by the Partnership, if such Units are redeemable by the Partnership, (e) the rate at and the terms and conditions on which such class or series of Units may be converted into any other class or series of Units, if any class or series of Units are issued with the privilege of conversion, and (f) the right of such class or series of Units to vote on matters relating to the relative rights and preferences of such class or other matters. Upon the issuance of any class or series of Units, the Board of Directors, without the consent at the time of any Partner, may amend any provision of this Agreement and may add any new provision to this Agreement (subject to Section 15.05, which sets forth certain amendments to this Agreement which require the approval of the holders of a specified percentage of Class B Units), and execute, swear to, acknowledge, deliver, file and record an amended Certificate of Limited Partnership and whatever other documents may be required in connection therewith, as shall be necessary or desirable to reflect the issuance of such class or series of Units and the relative rights and preferences of such class or series of Units as to the matters set forth in the preceding sentence. The Board of Directors is authorized and directed to do all things it deems to be necessary or advisable in connection with any such future issuance to reflect the issuance of the Units and the admission of any Partner acquiring the Units, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange on which the Units or other such security is listed for trading.

Section 13.02    Preemptive Rights

(a)                General. Each Class A Limited Partner shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Partnership may, from time to time, propose to issue and sell after the date hereof and prior to the date of a Qualified Public Offering, other than the Equity Securities excluded by Section 13.02(d) of this Agreement and Equity Securities issued in connection with each Class A Limited Partner’s respective Commitment Amounts set forth on Exhibit B. Each Class A Limited Partner’s pro rata share is equal to its Class A Unit Sharing Percentage. The term “Equity Securities” shall mean (i) any Unit, (ii) any security convertible, with or without consideration, into any Unit (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Unit or (iv) any such warrant or right.

(b)               Exercise of Rights. If the Partnership proposes to issue any Equity Securities (other than Equity Securities excluded by Section 13.02(d) of this Agreement), the Partnership shall give each Class A Limited Partner written notice of its intention, describing the Equity Securities, the price and terms and conditions upon which such Equity Securities are to be issued and/or sold. Each Class A Limited Partner shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Partnership and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Partnership shall not be required to offer or sell such Equity Securities to any Class A Limited Partner who would cause the Partnership to be in violation of applicable federal securities laws by virtue of such offer or sale.

(c)                Transfer of Preemptive Rights. The preemptive rights of each Class A Limited Partner under this Section 13.02 may not be Transferred, except that such rights are assignable by Riverstone to any member of the Riverstone Group.

(d)               Excluded Securities. The preemptive rights established by this Section 13.02 shall have no application to any of the following Equity Securities:

(i)               Class B Units;

(ii)              any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

(iii)             any Equity Securities issued in connection with any split, dividend or recapitalization by the Partnership;

(iv)             any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; and

(v)               any Equity Securities that are issued by the Partnership pursuant to a registration statement filed under the Securities Act.

Article XIV

DISSOLUTION AND LIQUIDATION

Section 14.01    Dissolution

The Partnership shall be dissolved upon the determination of the Board of Directors in accordance with the terms of this Agreement.

Section 14.02    Effect of Dissolution

Upon dissolution, the Partnership shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Partnership is completed, the assets of the Partnership shall have been distributed as provided below and a certificate of cancellation of the Partnership under the Act has been filed with the Secretary of State of the State of Delaware.

Section 14.03    Liquidation Upon Dissolution

Upon the dissolution of the Partnership, sole and plenary authority to effectuate the liquidation of the assets of the Partnership shall be vested in the Board of Directors, who shall have full power and authority to sell, assign and encumber any and all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. The proceeds of liquidation of the assets of the Partnership distributable upon a dissolution and winding up of the Partnership shall be applied in the following order of priority:

(a)                first, to the creditors of the Partnership, including creditors who are Partners, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Partnership (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(b)               thereafter, to the Partners in accordance with Article VII of this Agreement. If the foregoing distributions to the Partners do not equal the Partners’ respective positive Capital Account balances as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of Profits and Losses (or any items thereof) during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution, then the allocations of Profits and Losses (or any items thereof) provided for in this Agreement shall be adjusted, including by the filing of amended tax returns to the extent necessary and possible, to the least extent necessary to produce a Capital Account balance for each Partner which corresponds to the amount of the distribution to such Partner.

Section 14.04    Negative Capital Accounts

No Partner shall be liable to the Partnership or to any other Partner for any negative balance outstanding in each such Partner’s Capital Account, whether such negative Capital Account results from the allocation of losses or other items of deduction and loss to such Partner or from distributions to such Partner, and such Partner shall not have any obligation to make any contribution to the capital of the Partnership with respect to such deficit and such deficit shall not be considered a debt owed to the Partnership or, except as required by the Act, to any other Person for any purpose whatsoever.

Section 14.05    Winding Up and Certificate of Cancellation

The winding up of the Partnership shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Partnership have been distributed to the Partners. Upon the completion of the winding up of the Partnership, a certificate of cancellation of the Partnership shall be filed with the Secretary of State of the State of Delaware.

Article XV

MISCELLANEOUS PROVISIONS

Section 15.01    Notices

All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) depositing the same with a national overnight delivery service company which tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (c) by delivering such notice in person to such party, or (d) by facsimile. All notices are to be sent to or made at the addresses set forth in Exhibit B or Exhibit D attached hereto, as applicable. All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. Each Partner shall have the right from time to time to change his, her or its address by written notice to the other Partner(s).

Section 15.02    Governing Law

This Agreement and the obligations of the Partners hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.

Section 15.03    Arbitration

The parties acknowledge that the expeditious and equitable settlement of disputes arising under this Agreement is to their mutual advantage. To that end, the parties agree to use their best efforts to resolve all differences of opinion and to settle all disputes through joint cooperation and consultation. Any dispute, alleged breach, interpretation, challenge or disagreement whatsoever between or among any of the parties hereto with respect to the interpretation of, or relating to any alleged breach of, this Agreement (or any other agreement contemplated hereby) that the parties are unable to settle within sixty (60) days, as set forth in the preceding sentence, shall be resolved by final and binding arbitration before a single arbitrator selected and serving under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in New York, New York unless another location is mutually agreed upon by the parties to such arbitration. Such arbitration shall be the exclusive remedy hereunder; provided that nothing contained in this Section 15.03 shall limit any party’s right to bring (i) post arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The decision of the arbitrator may, but need not, be entered as judgment in accordance with the provisions of the laws of Delaware. If this Section 15.03 is for any reason held to be invalid or otherwise inapplicable to any dispute, the parties hereto agree that any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the United States Federal Courts, venued in New York, New York. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, for itself and in respect of its assets, generally and unconditionally the nonexclusive jurisdiction of the courts of the United States and the State of New York, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. The party whom the arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees.

Section 15.04    Waiver of Jury Trial

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Section 15.05    Entire Agreement; Amendments

(a)                This Agreement and its exhibits constitute the entire agreement among the Partners relative to the formation of the Partnership and supersedes all prior contracts or agreements with respect to the Partnership, whether oral or written. Except as set forth below, no amendment of this Agreement will be valid or binding upon the Partners, nor will any waiver of any term of this Agreement be effective, unless in writing and signed by (i) a Class A

Majority and (ii) the Board of Directors; provided that no amendment or waiver of this Agreement shall be effected that disproportionately and adversely affects the holders of Class B Units, in their capacities as such, without the consent of the Class B Majority.

(b)               Notwithstanding the foregoing, no amendment of this Agreement may be made without the consent of 100% of the outstanding Class B Units if such amendment would:

(i)                 impose upon any Class B Limited Partner the obligation to make contributions to the capital of the Partnership other than in their capacity as a Class A Limited Partner;

(ii)               result in any Class B Limited Partner being or having the liability of, a general partner, convert any Class B Limited Partner’s interest in the Partnership into a general partnership interest, or modify the limited liability of any Class B Limited Partner in any manner adverse to such Class B Limited Partner; or

(iii)             amend any provisions provided in the foregoing clauses (i) and (ii).

(c)                Notwithstanding the foregoing, no amendment of this Agreement may be made without the consent of 80% of the outstanding Class B Units (which consent, for the avoidance of doubt, shall not require a formal vote of all Class B Limited Partners but shall be effective upon provision of a consent signed by such Class B Limited Partners representing at least 80% of the outstanding Class B Units) if such amendment would:

(i)                 provide for any Class B Limited Partner to receive any distribution other than pari passu with all other Class B Limited Partners, based on their respective Class B Unit Sharing Percentages (as adjusted to take into account any Threshold Amount applicable to any series of Class B Units), or decrease any Class B Limited Partner’s Class B Unit Sharing Percentage in any manner which would not decrease all Class B Limited Partners’ respective Class B Unit Sharing Percentages on a proportionate basis;

(ii)               decrease any Class B Limited Partner’s rights to receive distributions in an amount equal to such Class B Limited Partner’s Assumed Tax Liability or amend Section 11.13 of this Agreement;

(iii)             decrease any Class B Limited Partner’s voting rights hereunder;

(iv)             increase the number of authorized Class B Units; or

(v)               amend any provisions provided in the foregoing clauses (i), (ii), (iii) and (iv). Clauses (i)-(iv) shall not prevent the Partnership from enforcing a redemption or forfeiture of Class B Units contemplated by Section 11.08, and such redemption and forfeiture shall not be deemed to be a reduction in rights to receive distributions, decrease in voting rights, or increase in authorized Class B Units.

(d)               Notwithstanding the foregoing, the Board of Directors shall be authorized to amend this Agreement, without the approval of any Partner, pursuant to Article XIII and with respect to any of the following matters:

(i)                 entering into agreements with Persons that are Transferees or new Partners pursuant to the terms of this Agreement, providing that such Transferees or new Partners will be bound by this Agreement and will become Partners of the Partnership and in accordance with Article XII of this Agreement;

(ii)               amending this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board of Directors deems to be in the best interest of the Partnership, or (B) to change the name of the Partnership;

(iii)             amending this Agreement to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision hereof, so long as such amendment under this Section 15.05(d)(iii) does not adversely affect the interests of the Partners; and

(iv)             amending this Agreement upon publication of final regulations in the Federal Register (or other official pronouncement), to provide for (A) the election of a safe harbor under U.S. Treasury Regulations Section 1.83-3(1) (or any similar provision) under which the fair market value of a partnership (or membership) interest that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (B) an agreement by the Partnership and all of its Partners to comply with all the requirements set forth in such regulations and Revenue Procedure 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership (or membership) interests Transferred in connection with the performance of services while the election remains effective, and (C) any other related amendments.

Section 15.06    Confidentiality

Each Partner agrees that all non-public information received from or otherwise relating to, the Partnership, the Riverstone Group, or any third party who has entrusted the Partnership with confidential information with the expectation that such information will be kept confidential, is confidential and will not be (i) disclosed or otherwise released to any other Person (other than another party hereto for a valid business purpose) or (ii) used for anything other than as necessary and appropriate in carrying out the business of the Partnership. The obligations of the parties hereunder do not preclude the Riverstone Group from disclosing information to its direct and indirect beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with fundraising efforts. The restrictions set forth herein do not apply to any disclosures required by applicable law or securities exchange rule or regulation, so long as (x) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Partnership stating the basis upon which the disclosure is asserted to be required, and (y) upon the Partnership’s request, the Person subject to such disclosure obligations takes all reasonable steps to oppose or mitigate any such disclosure.

Section 15.07    Non-Disparagement

Each Partner agrees that, in communications with Persons other than the Partners and the Partnership (and their respective Affiliates, employees, members and partners or employees of Affiliates of Partners or the Partnership), he or she shall not disparage in any material way, the Partnership, and each other Partner (and their Affiliates, members and partners). Under no circumstances shall any Partner, in communications with Persons other than the Partners and the Partnership (and their respective Affiliates, employees, members and partners or employees of Affiliates of Partners or the Partnership), criticize or disparage any business practice, policy, statement, valuation or report that is made, conducted or published by the Partnership or any other Partner (and their Affiliates, members and partners) in any material way. Notwithstanding the foregoing, this Section 15.07 shall not be construed to prohibit or restrain any criticism or other statements made, directly or indirectly, (i) exclusively between or among any of the Partners, the Partnership, their Affiliates, members, partners, or their respective employees or attorneys, to the extent such communications or statements are made in the ordinary course of business (ii) in connection with litigation, (iii) required under law or (iv) exclusively between a Partner and a member of such Partner’s Immediate Family. The obligations of each Partner under this Section 15.07 shall continue after the date such Person ceases to be a Partner, but thereafter such Person shall not have the right to enforce the provisions of this Agreement.

Section 15.08    Waiver

No consent or waiver, express or implied, by any Partner of any breach or default by any other Partner in the performance by the other Partner of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligation hereunder. Failure on the part of any Partner to complain of any act or to declare any other Partner in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 15.09    Severability

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 15.10    Ownership of Property and Right of Partition

A Unit in the Partnership shall be personal property for all purposes. No Partner shall have any right to partition the property owned by the Partnership.

Section 15.11    Successors and Assigns

Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

Section 15.12    Further Assurances

In connection with this Agreement and the transactions contemplated hereby, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 15.13    Parties in Interest; Third Party Beneficiaries

This Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Partner and his, her or its successors, assigns, and Transferees, and except as provided in Article X nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 15.14    Counterparts

This Agreement may be executed in any number of counterparts (including a facsimile thereof) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Partnership Agreement as of the date first written above.

GENERAL PARTNER:

PATTERN ENERGY GROUP HOLDINGS 2 GP LLC

By:
Name:
Title:

CLASS A LIMITED PARTNERS:

Name:
Title:

[signatures of Class A Limited Partners identified on Exhibit B to be provided in counterparts]

CLASS B LIMITED PARTNERS:

Name:
Title:

[signatures of Class B Limited Partners identified on Exhibit D to be provided in counterparts]